Filed Pursuant to Rule 424(b)(5)
Registration No. 333-253986

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Maximum Offering Price per Share	Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common stock, without par value	4,472,222	$90.00	$402,499,980	$43,913

(1)	Includes shares of common stock that may be purchased by the underwriters pursuant to their option to purchase up to 583,333 additional shares of common stock.
(2)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3 (Registration No. 333-253986) being paid herewith.

Prospectus supplement

(To prospectus dated March 8, 2021)

3,888,889 shares

Itron, Inc.

Common stock

We are offering 3,888,889 shares of our common stock. Our common stock is listed on The Nasdaq Global Select Market under the symbol “ITRI”. The last reported sale price of our common stock on The Nasdaq Global Select Market on March 9, 2021 was $93.62 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement, as well as the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$90.00	$350,000,010

Underwriting discounts and commissions(1)	$2.925	$11,375,000

Proceeds, before expenses, to us	$87.075	$338,625,010

(1)	See “Underwriting (Conflicts of Interest).”

We have granted the underwriters the right to purchase, exercisable within a 30-day period from the date of this prospectus supplement, up to an additional 583,333 shares of our common stock at the public offering price less the underwriting discount.

Concurrently with this offering of common stock, we are conducting a private offering (the “Concurrent Convertible Notes Offering”) of $400,000,000 aggregate principal amount of 0.0% Convertible Senior Notes due 2026 (or $460,000,000 aggregate principal amount of convertible senior notes due 2026 if the initial purchasers exercise in full their option to purchase additional convertible notes in the Concurrent Convertible Notes Offering) (the “Convertible Notes”). This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Convertible Notes Offering. We cannot assure you that the Concurrent Convertible Notes Offering will be completed or, if completed, on what terms it will be completed. The completion of this offering is not contingent on the completion of the Concurrent Convertible Notes Offering (nor is the completion of the Concurrent Convertible Notes Offering contingent upon the completion of this offering).

The underwriters expect to deliver the shares of our common stock against payment in New York, New York on March 12, 2021.

Joint book-running managers

J.P. Morgan	Wells Fargo Securities

Co-managers

Baird	Cowen	Raymond James	Stephens Inc.

The date of this prospectus supplement is March 9, 2021

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference therein, gives more general information, some of which may not apply to this offering. The prospectus and prospectus supplement are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell shares of our common stock and our convertible senior notes under the accompanying prospectus on terms to be determined by market conditions at the time of the offering.

You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein and any free writing prospectus we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should assume that the information in this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein and any free writing prospectus we have authorized for use in connection with this offering and filed with the SEC are accurate or complete only as of their respective dates, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus and any authorized free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. See “Incorporation of Documents by Reference” in this prospectus supplement.

We are not, and the underwriters are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information included or incorporated by reference in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of shares of our common stock offered by this prospectus supplement.

All references in this prospectus supplement and the accompanying prospectus to “Itron,” “we,” “us,” and “our” refer to Itron, Inc. and its consolidated subsidiaries unless the context indicates otherwise.

Cautionary statement regarding forward-looking statements

Our disclosure and analysis in this prospectus supplement, in the accompanying prospectus, in the documents incorporated by reference and in some of our other public statements contain “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Generally, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “will continue,” or the negative of those terms, or comparable terminology.

Any or all of our forward-looking statements in this prospectus, in any prospectus supplement, in the documents incorporated by reference and in any other public statements we make may turn out to be inaccurate due to important factors such as those contained in documents we have filed with the SEC, including, but not limited to, those in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the documents incorporated by reference herein, and the section entitled “Risk Factors” of this prospectus and any accompanying prospectus supplement. Forward-looking statements reflect our current expectations or forecasts of future events or results and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Accordingly, no forward-looking statement can be guaranteed and future events and actual or suggested results may differ materially.

We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you should not rely on the forward-looking statements as representing our views as of any date subsequent to the date such statement was made. You are advised, however, to consult any further disclosures we make in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as in any prospectus supplement relating to this prospectus and other public filings with the SEC.

Summary

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus we authorize for use in connection with this offering, before making an investment decision to purchase our common stock, especially the risks of investing in our common stock discussed in the section titled “Risk Factors” in this prospectus supplement and in the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Convertible Notes Offering is being made solely pursuant to a separate confidential offering memorandum and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy the Convertible Notes. You should not rely on this prospectus supplement in making an investment decision to purchase the Convertible Notes.

Our company

Itron is a leader in the Industrial Internet of Things (IIoT), enabling utilities and cities to safely, securely and reliably deliver critical infrastructure solutions to communities in more than 100 countries. Our proven platform enables smart networks, software, services, devices and sensors to help our customers better manage their operations in the energy, water, and smart city spaces. We are among the leading technology and services companies offering end-to-end device solutions, networked solutions, and outcomes-based products and services to the utility and municipal sectors. Our comprehensive offerings measure, monitor, and provide data analytics and services that enable utilities and municipalities to manage their critical resources responsibly and efficiently.

We have over 40 years of experience supporting utilities and municipalities in the management of their data and critical infrastructure needs, and we have delivered continuous innovation to help drive the industry forward. Incorporated in 1977 with a focus on meter reading services and technology, we entered the electricity meter manufacturing business with the acquisition of Schlumberger Electricity Metering in 2004. In 2007, we expanded our presence in global meter manufacturing and systems with the acquisition of Actaris Metering Systems SA. In 2017, we completed our acquisition of Comverge by purchasing the stock of its parent, Peak Holding Corp. (Comverge), which enabled us to offer integrated cloud-based demand response, energy efficiency, and customer engagement solutions. In 2018, we strengthened our ability to deliver a broader set of solutions and to increase the pace of growth and innovation in the utility, smart city, and broader IIoT markets with the acquisition of Silver Spring Networks, Inc. (SSNI).

Looking forward, we will continue to innovate and support open standards and maintain a device- and transport-agnostic platform that enables our customers to meet their immediate needs either directly or via our eco-system of over 250 partners. With a networked footprint of over 200 million connected devices, we will continue to develop more applications, new opportunities, and enhanced outcomes for our customers in the future.

Concurrent Convertible Notes Offering

Concurrently with this offering of common stock, we are conducting a private offering of $400,000,000 aggregate principal amount of convertible senior notes due 2026 (or $460,000,000 aggregate principal amount of 0.0% Convertible Senior Notes due 2026 if the initial purchasers exercise in full their option to purchase additional convertible notes). The Concurrent Convertible Notes Offering is being made solely pursuant to a separate confidential offering memorandum and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy the Convertible Notes.

The Convertible Notes will not bear regular interest, and the principal amount of the notes will not accrete. The conversion rate for the Convertible Notes will initially be 7.9365 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $126.00 per share of common stock), subject to adjustment. Holders may convert their Convertible Notes at their option only upon satisfaction of certain conditions and during certain periods. Upon conversion of the Convertible Notes, we will pay cash up to the aggregate principal amount of the Convertibles Notes to be converted and pay and/or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of our common stock, at our election, in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted, based on a certain conversion value. Upon the occurrence of a “fundamental change,” which term includes certain change of control transactions, we must offer to repurchase the Convertible Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. In addition, if a “make-whole fundamental change” occurs prior to the maturity date or if we deliver a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such make-whole fundamental change or notice of redemption, as the case may be.

If the Concurrent Convertible Notes Offering is consummated, in connection with the pricing of the Convertible Notes, we intend to enter into privately negotiated convertible note hedge transactions with one or more of the initial purchasers of such offering or their affiliates and/or other financial institutions (the “hedge counterparties”). The convertible note hedge transactions are expected generally to reduce the potential dilution to our common stock upon any conversion of the Convertible Notes and/or offset any cash payments we are required to make in excess of the principal amount of converted Convertible Notes, as the case may be, in the event that the market price of our common stock is greater than the strike price of those convertible note hedge transactions. We also expect to enter into privately negotiated warrant transactions with the hedge counterparties. The warrant transactions could separately have a dilutive effect to the extent the market value per share of common stock exceeds the strike price of any warrant transactions, unless we elect, subject to certain conditions set forth in the related warrant confirmations, to settle the warrant transactions in cash. If the initial purchasers exercise their option to purchase additional Convertible Notes, we may enter into additional convertible note hedge transactions and additional warrant transactions with the hedge counterparties.

We expect that, in connection with establishing their initial hedge of the convertible note hedge transactions and warrant transactions, the hedge counterparties or their respective affiliates will enter into various derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the Convertible Notes, and may unwind these various derivative transactions and purchase shares of our common stock in open market transactions shortly after the pricing of the Convertible Notes. These activities could increase (or reduce the size of any decrease in) the market price of our common stock at that time. In addition, we expect that the hedge counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding derivative transactions with respect to our common stock and/or by purchasing or selling shares of our common stock or our other securities in secondary market transactions following the pricing of the Convertible Notes and prior to the maturity date of the Convertible Notes (and are likely to do so during any observation period relating to a conversion of the Convertible Notes or in connection with any repurchase of Convertible Notes by us). This activity could also cause or avoid an increase or a decrease in the market price of our common stock. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Convertible Notes Offering. We cannot assure you that the Concurrent Convertible Notes Offering will be completed or, if completed, on what terms it will be completed. The completion of this offering is not contingent on the completion of the Concurrent Convertible Notes Offering (nor is the completion of the Concurrent Convertible Notes Offering contingent upon the completion of this offering). The amount and terms and conditions of the Concurrent Convertible Notes Offering will be subject to market conditions and may change materially from the amount assumed herein. We cannot assure you that the Concurrent Convertible Notes Offering will be completed on the terms described herein, on significantly different terms, or at all. The foregoing description and other information in this prospectus supplement regarding the Concurrent Convertible Notes Offering is included solely for informational purposes. Nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy any new notes.

If consummated, we estimate that we will receive net proceeds from the Concurrent Convertible Notes Offering of approximately $390.0 million (or approximately $448.5 million if the initial purchasers exercise in full their option to purchase additional convertible notes), in each case, after deducting initial purchasers’ discounts and our estimated offering expenses. We intend to use a portion of the net proceeds from the Concurrent Convertible Notes Offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the sale of the warrants pursuant to the warrant transactions). We expect to use the remaining net proceeds from the Concurrent Convertible Notes Offering, together with cash on hand, to optionally redeem all our outstanding 5.00% senior notes due 2026 (“Existing Notes”) at a price equal to 102.5% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (the “Redemption”) and to pay all fees and expenses related to the Concurrent Convertible Notes Offering and the Redemption. The Redemption will be made solely pursuant to a redemption notice delivered pursuant to the indenture governing the Existing Notes, and nothing contained in this prospectus supplement constitutes a notice of redemption of our Existing Notes.

In connection with the Concurrent Convertible Notes Offering, on or prior to the closing date of such offering, we intend to enter into an amendment to our 2018 Credit Facility to permit the Concurrent Convertible Notes Offering. As of the date hereof, we have received requisite lender support for this amendment.

Corporate information

Our principal executive offices are located at 2111 N. Molter Road, Liberty Lake, Washington 99019. Our phone number is (509) 924-9900. We maintain an Internet website at www.itron.com. Information contained on our website is not incorporated by reference in this prospectus supplement and you should not consider information contained on our website as part of this prospectus supplement or the accompanying prospectus.

The offering

The summary below describes the principal terms of this offering of our common stock. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of our common stock, see “Description of Capital Stock—Common Stock” in the accompanying prospectus. As used in this section, “we,” “our,” and “us” refer to Itron, Inc. and not to its consolidated subsidiaries.

Issuer	Itron, Inc.

Common stock offered by us in this offering	3,888,889 shares of our common stock (or 4,472,222 shares of our common stock if the underwriters exercise their option to purchase additional shares in full).

Common stock outstanding after this offering	44,537,884 shares immediately after this offering based on the public offering price of $90.00 per share (or 45,121,217 shares assuming the underwriters exercise their option to purchase additional shares in full).

Public offering price per share	$90.00.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $338.1 million (or approximately $388.9 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand, to repay outstanding term loan borrowings under our credit facility that was initially entered into on January 5, 2018 (as amended, the “2018 Credit Facility”) and to pay all fees and expenses related to this offering and such repayment. See “Use of Proceeds.”

Conflicts of interest:	Underwriters and/or affiliates of the underwriters that are lenders under the term loan facility of our 2018 Credit Facility and will receive a portion of the proceeds from this offering to the extent such proceeds are used in the repayment of such term loans. Because more than 5% of the net proceeds of this offering are intended to be paid to such underwriters and/or such affiliates of the underwriters, in their capacities as lenders under the term loan facility of our 2018 Credit Facility, this offering is being made in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Since the common stock being offered hereby has a bona fide public market, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering.

In addition, certain of the underwriters and/or their affiliates are initial purchasers in the Concurrent Convertible Notes Offering and/or may hold a portion of our Existing Notes. Such underwriters or affiliates of the underwriters that hold such securities will receive a portion of the proceeds from the Concurrent Convertible Notes Offering to the extent such proceeds are used to fund the Redemption.

See “Underwriting (Conflicts of Interest).”

Material U.S. federal income tax considerations	For a summary of material U.S. federal income tax consequences relating to the ownership and disposition of the shares of our common stock, see “Material U.S. Federal Income Tax Considerations.”

Risk factors	Investment in our common stock involves risk. See “Risk Factors” and all other information included in this prospectus supplement, or the accompanying prospectus and the documents incorporated by reference, including the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for a discussion of factors that should be considered before investing in our common stock.

Concurrent Convertible Notes Offering	Concurrently with this offering of common stock, we are conducting a private offering of $400,000,000 aggregate principal amount of 0.0% Convertible Senior Notes due 2026 (or $460,000,000 aggregate principal amount if the initial purchasers exercise in full their option to purchase additional convertible notes). The Concurrent Convertible Notes Offering is being made solely pursuant to a separate confidential offering memorandum and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy the Convertible Notes. Neither this offering nor the Concurrent Convertible Notes Offering is conditioned upon the completion of the other offering, so it is possible that this offering occurs and the Concurrent Convertible Notes Offering does not occur, and vice versa. Nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy any new notes.

If the Concurrent Convertible Notes Offering is consummated, in connection with the pricing of the Convertible Notes, we expect to enter into privately negotiated convertible note hedge transactions with the hedge counterparties. We also expect to enter into privately negotiated warrant transactions with the hedge counterparties. See “Summary—Concurrent Convertible Notes Offering.”

We intend to use a portion of the net proceeds from the Concurrent Convertible Notes Offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the sale of the warrants pursuant to the warrant transactions). We expect to use the remaining net the net proceeds from the Concurrent Convertible Notes Offering, together with cash on hand, to optionally redeem all our outstanding Existing Notes at a price equal to 102.5% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date and to pay all fees and expenses related to the Concurrent Convertible Notes Offering and the Redemption. The Redemption will be made solely pursuant to a redemption notice delivered pursuant to the indenture governing the Existing Notes, and nothing contained in this prospectus supplement constitutes a notice of redemption of our Existing Notes.

See “Summary—Concurrent Convertible Notes Offering.”

Nasdaq Global Select Market symbol for our common stock	“ITRI”.

Transfer agent and registrar	Computershare Trust Company, N.A.

The number of shares of our common stock to be outstanding after the closing of this offering is based on 40,443,991 shares of our common stock outstanding as of December 31, 2020 and excludes:

•	268,101 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2020, at a weighted-average exercise price of $51.85 per share;

•	544,056 shares of common stock issuable upon the vesting of restricted stock units outstanding as of December 31, 2020;

•	5,597,418 shares of common stock reserved for future issuance under our Second Amended and Restated 2010 Equity Incentive Plan (our “2010 Plan”), as of December 31, 2020;

•	178,159 shares of common stock reserved for future issuance under our Amended and Restated 2012 Employee Stock Purchase Plan (our “ESPP”), as of December 31, 2020; and

•

shares of common stock issuable upon conversion of the Convertible Notes and upon exercise of the warrants to be sold pursuant to the warrant transactions to be entered into in connection with the Concurrent Convertible Notes Offering.

Except as otherwise indicated, all information in this prospectus supplement assumes and reflects no exercise by the underwriters of their option to purchase an additional shares of our common stock.

Summary historical consolidated financial data

The table below sets forth our summary historical consolidated financial data as of and for the dates indicated. The summary historical consolidated financial data as of December 31, 2020 and 2019 and for the fiscal years ended December 31, 2020, 2019 and 2018 is derived from our audited consolidated financial statements and related notes incorporated by reference into this prospectus supplement. The summary historical consolidated financial data as of December 31, 2018 is derived from our audited consolidated financial statements that are not incorporated by reference into this prospectus supplement.

The summary historical consolidated financial data should be read together with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement. Our historic results are not necessarily indicative of the results to be expected in any future period.

	Fiscal year ended December 31,
Dollars in thousands	2020(1)	2019	2018(2)

Consolidated Statements of Operations Data
Revenues	$2,173,350	$2,502,470	$2,376,117
Cost of revenues	1,571,183	1,750,151	1,645,798
Gross profit	602,167	752,319	730,319
Operating income (loss)	(10,395)	132,683	(49,692)
Net income (loss) attributable to Itron, Inc.	$(57,955)	$49,006	$(99,250)

Consolidated Balance Sheets
Working capital(3)	$380,363	$325,860	$243,434
Total assets	2,607,023	2,707,841	2,608,982
Total debt, net of issuance costs	920,936	932,482	1,016,623
Total Itron, Inc. shareholders, equity	$816,548	$776,538	$712,663

Other Financial Data
Cash provided by operating activities	$109,514	$172,840	$109,755
Cash used in investing activities	(41,036)	(48,180)	(862,658)
Cash provided by (used in) financing activities	(11,576)	(97,519)	395,821
Capital expenditures	(46,208)	(60,749)	(59,952)

(1)	During 2020, we recognized $37.0 million for restructuring projects to optimize our global supply chain and manufacturing operations, sales, and marketing operations, and other overhead.

(2)	During 2018, we incurred costs of $77.2 million related to restructuring projects to restructure various company activities in order to improve operational efficiencies, reduce expenses and improve competitiveness.

Cash used in investing activities included $803.1 million paid for acquisitions including the acquisition of Silver Spring Networks, Inc. (SSNI). In addition, cash provided by financing activities included the issuance of $100 million of senior notes. We also incurred $91.9 million in acquisition and integration costs in connection with the SSNI acquisition, which are classified in Sales, general and administrative expenses in the Consolidated Statements of Operations.

On January 1, 2018, we adopted Accounting Standards Codification (ASC) 606 using the modified retrospective method. Refer to Item 8: “Financial Statements and Supplementary Data, Note 18: Revenues” for the complete impact of the adoption of ASC 606.

(3)	Working capital represents current assets less current liabilities.

Risk factors

An investment in our common stock involves significant risks. Prior to making a decision about investing in our common stock, and in consultation with your own financial, tax and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2020 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings we may make from time to time with the SEC. The risks and uncertainties described or incorporated by reference in this prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. Furthermore, the COVID-19 pandemic (including federal, state and local governmental responses, broad economic impacts and market disruptions) has heightened risks discussed in the risk factors described or incorporated by reference in this prospectus supplement. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in this prospectus supplement.

Risks related to our business and industry

We are dependent on the utility industry, which has lengthy and unpredictable sales cycles and has experienced volatility in capital spending, each of which has and could cause our operating results to fluctuate significantly.

We derive the majority of our revenues from sales of products and services to utilities. Purchases of our products may be deferred as a result of many factors, including economic downturns, slowdowns in new residential and commercial construction, customers’ access to capital upon acceptable terms, the timing and availability of government subsidies or other incentives, utility specific financial circumstances, mergers and acquisitions, regulatory decisions, weather conditions and climate change, and fluctuating interest rates. We have experienced, and may in the future experience, variability in operating results on an annual and a quarterly basis as a result of these factors.

The industries in which we sell our products and services, in particular the utility industry, are subject to substantial government regulation. For example, regulations have often influenced the frequency of customer meter replacements. Sales cycles for our standalone meter products have typically been based on annual or biennial bid-based agreements. Utilities place purchase orders against these agreements as their inventories decline, which can create fluctuations in our sales volumes.

Sales cycles for smart metering solutions are generally long and unpredictable due to several factors, including budgeting, purchasing, and regulatory approval processes that can take several years to complete. Our utility customers typically issue requests for quotes and proposals, establish evaluation processes, review different technical options with vendors, analyze performance and cost/benefit justifications, and perform a regulatory review, in addition to applying the normal budget approval process. Today, governments around the world are implementing new laws and regulations to promote increased energy efficiency, slow or reverse growth in the consumption of scarce resources, reduce carbon dioxide emissions, and protect the environment. Many of the legislative and regulatory initiatives encourage utilities to develop a smart grid infrastructure, and some of these initiatives provide for government subsidies, grants, or other incentives to utilities and other participants in their industry to promote transition to smart grid technologies. If government regulations regarding the smart grid and smart metering are delayed, revised to permit lower or different investment levels in metering infrastructure, or terminated altogether, this could have a material adverse effect on our results of operation, cash flow, and financial condition.

We must continually shift and adapt our products and services mix, which requires substantial judgment and investment.

Our market is characterized by increasing complexity driven by evolving technology, increased industry regulatory pressures, and the emergence of new competitive products, all of which impact the manner in which our products and services are designed, developed, marketed, and delivered. The shift in, and increasing complexity of, our products and services mix involves judgment and entails risks. In order to successfully design and develop more complex offerings, we must anticipate the right products, solutions, and technologies to meet estimated market demands. These estimates may prove wrong. Additionally, our complex offerings may contain defects when they are first introduced; their release may be delayed due to unforeseen difficulties during product and service design and development; or they may have reliability, quality, or compatibility problems. We may not be able to successfully design workarounds. Any shift in, or increased complexity of, our products and services mix may not be easily understood or adopted by our current or future customers, who may be reluctant to buy, or may delay purchases of, our products and services.

Additionally, our evolving product mix could cause us to incur substantial additional costs if we need to materially improve our manufacturing infrastructure, develop new systems to deliver our services, or fundamentally change the way in which we deliver services. Also, if one of our new offerings were competitive to our prior offerings and represented an adequate or superior alternative, customers could decide to abandon prior offerings that produce higher revenue or better margins than the new offering. Therefore, the adaptation to new technologies or standards or the development and launch of new products or services could result in lower revenue, lower margins, and/or higher costs, which could unfavorably impact our financial performance.

We have been and will continue to be affected by the ongoing COVID-19 pandemic, and such effects could have an adverse effect on our business operations, results of operations, cash flows, and financial condition.

We have experienced disruptions to our business from the ongoing COVID-19 pandemic, and the full impact of the COVID-19 pandemic on all aspects of our business and geographic markets is highly uncertain and cannot be predicted with confidence. This includes how it may impact our customers, employees, vendors, strategic partners, managed services, and manufacturing operations. The COVID-19 pandemic has created significant volatility, uncertainty, and economic disruption, which may materially and adversely affect our business operations, cash flows, and financial condition.

The impact of the virus on third parties on which we rely, such as our suppliers, contract manufacturers, distributors, and strategic partners, cannot be fully known or controlled by us. As a result, we may experience difficulties sourcing components, sub-assemblies, outsourced finished goods, and other products and services. The impact of the COVID-19 pandemic on our customers and demand for our products is also uncertain. Due to resulting financial constraints, illness within their organizations, quarantine and travel restrictions placed upon our customers’ employees, as well as individual actions our customers may take in response to the spread of COVID-19, our customers may have difficulty in making timely payments to us or may have an inability or unwillingness to purchase our products and services. Also, certain of our projects require regulatory approvals, and our customers may experience delays in regulatory approvals. Any of these effects may materially and adversely affect us.

We continue to take measures, both voluntary and as a result of government directives and guidance, to mitigate the effects of the COVID-19 pandemic on us and others. These measures include, among others, restrictions on our employees’ access to our physical work locations and the purchase of personal protective equipment. Additionally, we may implement the temporary closure or reduction in operations of certain of our facilities, which is disruptive to our operations. We have also implemented measures to allow certain employees to work remotely, which may place a burden on our IT systems and may expose us to increased vulnerability to cyber-attack and other cyber-disruption. Many of these measures may result in incremental costs to us, and such costs may not be recoverable or adequately covered by our insurance. Further, any focus by our management on mitigating COVID-19 effects has required, and will continue to require, a large investment of time and resources, which may delay other value-add initiatives.

As a company with global operations, we are subject to numerous government jurisdictions at all levels that are addressing COVID-19 differently. The guidance and directives provided by these governmental authorities is difficult to predict, may be unclear in their application, and are unknown in duration. This includes uncertainty in governmental authorities’ assessments of our business as “essential”. If governmental authorities were to reverse their designation of our business as “essential”, it could have a material effect on our results of operations and cash flows.

In addition, the continued spread of COVID-19 has led to disruption and volatility in the worldwide credit and financial markets, which could limit our ability to obtain external financing on acceptable terms or at all. While the COVID-19 pandemic has not materially impacted our liquidity and capital resources to date, the duration and severity of any further economic or market impact of the pandemic remains uncertain and there can be no assurance that it will not have an adverse effect on our liquidity and capital resources, including our ability to access capital markets, in the future.

The full extent to which the COVID-19 pandemic impacts us depends on numerous evolving factors and future developments that we are not able to predict at this time, including: medical advancements to treat or stop the virus including the effectiveness, widespread availability and application of any vaccine, governmental, business, and other actions (which could include limitations on our operations to provide products or services); the duration and severity of the outbreak, including due to reinfections or mutation of the virus, and the related limitations on our ability to conduct business; or the length of time and velocity at which we will return to more normalized operations. In addition, we cannot predict the impact that COVID-19 will have on our customers, vendors, strategic partners, and other business partners, and each of their financial conditions; however, any material effect on these parties could materially and adversely impact us. The impact of COVID-19 may also include possible impairment or other charges and may exacerbate other risks discussed herein, any of which could have a material effect on us. This situation is changing rapidly and additional impacts may arise that we are not aware of currently.

We face competition which may result in a loss of market share or price erosion of our products and services.

We face competitive pressures from a variety of companies in each of the markets we serve. Some of our present and potential future competitors have, or may have, substantially greater financial, marketing, technical, or manufacturing resources and, in some cases, have greater name recognition, customer relationships, and experience. These competitors may sell products and services at lower prices in order to gain or grow market share, be able to respond more quickly to new or emerging technologies and changes in customer requirements, and may have made or make strategic acquisitions or establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers. Other companies may also drive technological innovation and develop products and services that are equal in quality and performance or superior to our products and services, which could reduce our market position, reduce our overall sales, and require us to invest additional funds in new technology development. In addition, our products and services may experience price erosion if low-cost providers expand their presence in our markets, improve their quality, or form alliances or cooperative relationships with our competitors or if our products and services become commoditized. For example, some utilities may purchase meters separately from the communication devices. The specifications for such meters may require interchangeability, which could lead to further commoditization of the meter, driving prices lower and reducing margins. Pricing pressure is also driven by other events outside our control, to include movement away from manually read meters, government programs, and new construction. Should we fail to compete successfully with current or future competitors, or to adequately manage pricing pressure, we could experience material adverse effects on our business, financial condition, results of operations, and cash flows.

If we cannot continue to invest in developing competitive products and services, we will not be able to compete effectively.

Our future success will depend, in part, on our ability to continue to develop, design and manufacture competitive products and services, enhance and sustain our existing products and services, keep pace with technological advances and changing customer requirements, gain international market acceptance, and manage other factors in the markets in which we sell our products and services. Product and service development will require continued investment in order to maintain our competitive position, and the periods in which we incur significant research and development costs may drive variability in our quarterly results. We may not have the necessary capital, or access to capital at acceptable terms, to make these investments. We have made, and expect to continue to make, substantial investments in technology development. However, we may experience unforeseen problems in the development or performance of our technologies or products, which can prevent us from meeting our research and development schedules. New products often require certifications or regulatory approvals before the products can be used, and we cannot be certain that our new products will be approved in a timely manner, or at all. Finally, we may not achieve market acceptance of our new products and services.

Our operations may be adversely impacted if key vendors, strategic partners, and other third parties fail to perform.

Certain of our products, subassemblies, and system components, including most of our circuit boards, are procured from limited or sole sources. We cannot be certain that we will not experience operational difficulties with these sources, including reductions in the availability of production capacity, errors in complying with product specifications, insufficient quality control, failures to meet production deadlines, increases in manufacturing costs, vendors’ access to capital, and increased lead times. Additionally, our manufacturers may experience disruptions in their manufacturing operations due to equipment breakdowns, labor strikes or shortages, natural disasters and pandemics, component or material shortages, cost increases, or other similar problems. Further, in order to minimize their inventory risk, our manufacturers might not order components from third-party suppliers with adequate lead time, thereby impacting our ability to meet our demand forecast. If we fail to manage our relationship with our manufacturers effectively, or if they experience operational difficulties, our ability to ship products to our customers and distributors could be impaired, and our competitive position and reputation could be harmed. In the event that we receive shipments of products that fail to comply with our technical specifications or that fail to conform to our quality control standards, and we are not able to obtain replacement products in a timely manner, we risk revenue losses from the inability to sell those products, increased administrative and shipping costs, and lower profitability. Additionally, if defects are not discovered until after consumers take delivery of our products, they could lose confidence in the technical attributes of our products, and our business could be harmed. Although arrangements with these partners may contain provisions for warranty expense reimbursement, we may remain responsible to the consumer for warranty service in the event of product defects and could experience an unanticipated product defect or warranty liability. While we rely on partners to adhere to our supplier code of conduct, material violations of the supplier code of conduct could occur.

Delays in the availability of or shortages in raw materials and component parts used in the manufacture of our products could unfavorably impact our revenues and results of operations.

We are impacted by the availability and prices of raw materials and component parts used in the manufacturing process of our products. Raw materials include purchased castings made of metal or alloys (such as brass, which uses copper as its main component, aluminum, stainless steel and cast iron), plastic resins, glass, microprocessors and other electronic subassemblies, and components. There are multiple sources for these raw materials and components, but we sometimes rely on single suppliers for certain of these materials. Our inability to obtain adequate supplies of raw materials and component parts at favorable prices could have a material adverse effect on our business, financial condition, or results of operations, including reduced revenue, lower profit margins, and delays in deliveries to customers, which could result in damages or penalties to be paid under the terms of certain of our customer contracts. Since we do not control the production of these raw materials and component parts, there may be delays caused by an interruption in the production or transportation of these materials for reasons that are beyond our control. World commodity markets, inflation, tariffs or embargoes may also affect the availability or prices of raw materials or component parts.

If we are unable to maintain a high level of customer satisfaction, demand for our products and services could suffer.

We believe that our success depends on our ability to understand and address our customers’ requirements and concerns. This includes our ability to effectively articulate and demonstrate to customers how our products and services meet their needs and to deliver our products timely as committed, with a sufficient level of quality. In addition, we continue to work toward easing general concerns about the safety and perceived health risks of using radio frequency communications, as well as privacy concerns of monitoring home appliance energy usage, which have had some adverse publicity in the past. If we are unable to overcome these real and perceived risks, we could face customer dissatisfaction, dilution of our brand, decreased overall demand for our services, and loss of revenue. In addition, our inability to meet customer performance, safety, and service expectations may damage our reputation and could consequently limit our ability to retain existing customers and attract new customers, which would adversely affect our ability to generate revenue and unfavorably impact our operating results.

Product defects could disrupt our operations and result in harm to our reputation and financial position.

Our products are complex and may contain defects or experience failures due to any number of issues in design, materials, deployment, and/or use. If any of our products contain a defect, a compatibility or interoperability issue, or other types of errors, we may have to devote significant time and resources to identify and correct the issue. We provide product warranties for varying lengths of time and establish allowances in anticipation of warranty expenses. In addition, we recognize contingent liabilities for additional product-failure related costs. These warranty and related product-failure allowances may be inadequate due to product defects and unanticipated component failures, as well as higher than anticipated material, labor, and other costs we may incur to replace projected product failures. A product recall or a significant number of product returns could be expensive; damage our reputation and relationships with utilities, meter and communication vendors, other third-party vendors, or regulatory entities; result in the loss of business to competitors; or result in litigation. We may incur additional warranty expenses in the future with respect to new or established products, which could materially and adversely affect our operations and financial position.

Business interruptions could adversely affect our business.

Our worldwide operations could be subject to hurricanes, tornadoes, earthquakes, floods, fires, extreme weather conditions, medical epidemics or pandemics, geopolitical instability, or other natural or man-made disasters or business interruptions. The occurrence of any of these business disruptions could seriously harm our business, financial condition, and results of operations.

Our key manufacturing facilities are concentrated, and in the event of a significant interruption in production at any of our manufacturing facilities, considerable expense, time, and effort could be required to establish alternative production lines to meet contractual obligations, which would have a material adverse effect on our business, financial condition, and results of operations.

Asset impairment could result in significant changes that would adversely impact our future operating results.

We have significant inventory, intangible assets, long-lived assets, and goodwill that are susceptible to valuation adjustments as a result of changes in various factors or conditions, which could impact our results of operations and financial condition. Factors that could trigger an impairment of such assets include the following:

•	reduction in the net realizable value of inventory, which becomes obsolete or exceeds anticipated demand;

•

changes in our organization or management reporting structure, which could result in additional reporting units, requiring greater aggregation or disaggregation in our analysis by reporting unit and potentially alternative methods/assumptions of estimating fair values;

•	underperformance relative to projected future operating results;

•	changes in the manner or use of the acquired assets or the strategy for our overall business;

•	unfavorable industry or economic trends; and

•	decline in our stock price for a sustained period or decline in our market capitalization below net book value.

Failure to attract and retain key personnel who are critical to the success of our business could negatively impact our ability to operate or grow our business.

Our success depends in large part on the efforts of our highly qualified technical and management personnel and highly skilled individuals in all disciplines. The loss of one or more of these employees and the inability to attract and retain qualified replacements could have a material adverse effect on our business. In addition, as our products and services become more technologically complex, it could become especially difficult to recruit or retain personnel with unique in-demand skills and knowledge, whom we would expect to become recruiting targets for our competitors and for other companies relying on similar talent. There is no assurance that we will be able to recruit or retain qualified personnel, and this failure could diminish our ability to develop and deliver new products and services, which could cause our operations and financial results to be unfavorably impacted.

Changes in accounting principles and guidance could result in unfavorable accounting charges or effects.

We prepare our consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). These principles are subject to interpretation by the SEC and various bodies formed to create and interpret appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a material effect on our reported results, as well as our processes and related controls, and may retroactively affect previously reported results.

Risks related to our corporate structure and organization

Our strategy includes acquisitions, divestitures, and investments, which we may not be able to execute or integrate successfully.

In pursuing our business strategy, we may conduct discussions, evaluate companies, and enter into agreements regarding possible acquisitions, divestitures, and equity investments. We have completed acquisitions and may make investments in the future, both within and outside of the United States. We may also, if appropriate opportunities present themselves, make divestitures. Acquisitions, investments, and divestitures involve numerous risks such as the diversion of senior management’s attention; unsuccessful integration of the acquired or disintegration of the divested entity’s personnel, operations, technologies, and products; unidentified or identified but un-indemnified pre-closing liabilities that we may be responsible for; incurrence of significant expenses to meet an acquiree’s customer contractual commitments; lack of market acceptance of new services and technologies; difficulties in operating businesses in international legal jurisdictions; or transaction-related or other litigation, and other liabilities. Failure to adequately address these issues could result in the diversion of resources and adversely impact our ability to manage our business. In addition, acquisitions and investments in third parties may involve the assumption of obligations, significant write-offs, or other charges associated with the acquisition or investment. Impairment of an investment, goodwill, or an intangible asset may result if these risks were to materialize. For investments in entities that are not wholly owned by Itron, such as joint ventures, a loss of control as defined by GAAP could result in a significant change in accounting treatment and a change in the carrying value of the entity. There can be no assurances that an acquired business will perform as expected, accomplish our strategic objectives, or generate significant revenues, profits, or cash flows. Any divestiture could result in disruption to other parts of our business, potential loss of employees or customers, exposure to unanticipated liabilities, or result in ongoing obligations and liabilities following any such divestiture. For example, in connection with a divestiture, we may enter into transition services agreements or other strategic relationships, including long-term commercial arrangements, sales arrangements, or agree to provide certain indemnities to the purchaser in any such transaction, which may result in additional expense and may adversely affect our financial condition and results of operations.

Our customer contracts are complex and contain provisions that could cause us to incur penalties, be liable for damages, and/or incur unanticipated expenses with respect to the functionality, deployment, operation, and availability of our products and services.

In addition to the risk of unanticipated warranty or recall expenses, our customer contracts may contain provisions that could cause us to incur penalties, be liable for damages including liquidated damages, or incur other expenses if we experience difficulties with respect to the functionality, deployment, operation, and availability of our products and services. Some of these contracts contain long-term commitments to a set schedule of delivery or performance and require us to deliver standby letters of credit or bonds as a guarantee to the customer for our future performance. If we failed in our estimated schedule or we fail in our management of the project, this may cause delays in completion. In the event of late deliveries, late or improper installations or operations, failure to meet product or performance specifications or other product defects, or interruptions or delays in our managed service offerings, our customer contracts may expose us to penalties, liquidated damages, and other liabilities. In the event we were to incur contractual penalties, such as liquidated damages or other related costs that exceed our expectations, our business, financial condition, and operating results could be materially and adversely affected. Additionally, if we were to determine that products and/or services to be delivered under a specific component of a customer contract would result in a loss due to expected revenues estimated to be less than expected costs, we could be required to recognize a reduction of revenue in the period we made such determination, and such reduction could be material to our results of operations.

We are subject to international business uncertainties, obstacles to the repatriation of earnings, and foreign currency fluctuations.

A substantial portion of our revenues is derived from operations conducted outside the United States. International sales and operations may be subjected to risks such as the imposition of government controls, government expropriation of facilities, lack of a well-established system of laws and enforcement of those laws, access to a legal system free of undue influence or corruption, political instability, terrorist activities, restrictions on the import or export of critical technology, currency exchange rate fluctuations, or adverse tax burdens.

Our business is also subject to foreign currency exchange rates fluctuations, particularly with respect to the euro, Canadian dollar, Indonesian rupiah, Pound sterling, and various other currencies. Change in the value of currencies of the countries in which we do business relative to the value of the U.S. dollar, or euro, could affect our ability to sell products competitively and control our cost structure, which could have an adverse effect on our business, financial condition, and results of operations. Additionally, we are subject to foreign exchange translation risk due to changes in the value of foreign currencies in relation to our reporting currency, the U.S. dollar. The translation risk is primarily concentrated in the exchange rate between the U.S. dollar and the euro. As the U.S. dollar fluctuates against other currencies in which we transact business, revenue and income can be impacted, include revenue decreases due to unfavorable foreign currency impacts. Strengthening of the U.S. dollar relative to the euro and the currencies of the other countries in which we do business, could materially and adversely affect our ability to compete in international markets and our sales growth in future periods.

Other risks related to our international operations include lack of availability of qualified third-party financing, generally longer receivable collection periods than those commonly practiced in the United States, trade restrictions, changes in tariffs, labor disruptions, difficulties in staffing and managing international operations, difficulties in imposing and enforcing operational and financial controls at international locations, potential insolvency of international distributors, preference for local vendors, burdens of complying with different permitting standards and a wide variety of foreign laws, and obstacles to the repatriation of earnings and cash all present additional risk to our international operations.

International expansion and market acceptance depend on our ability to modify our technology to take into account such factors as the applicable regulatory and business environment, labor costs, and other economic conditions. In addition, the laws of certain countries do not protect our products or technologies in the same manner as the laws of the United States. Further, foreign regulations or restrictions, e.g., opposition from unions or works councils, could delay, limit, or disallow significant operating decisions made by our management, including decisions to exit certain businesses, close certain manufacturing locations, or other restructuring actions. There can be no assurance that these factors will not have a material adverse effect on our future international sales and, consequently, on our business, financial condition, and results of operations.

We may not achieve the anticipated savings and benefits from current or any future restructuring projects and such activities could cause us to incur additional charges in our efforts to improve profitability.

We have implemented multiple restructuring projects to adjust our cost structure, and we may engage in similar restructuring activities in the future. These restructuring activities reduce our available employee talent, assets, and other resources, which could slow research and development, impact ability to respond to customers, increase quality issues, temporarily reduce manufacturing efficiencies, and limit our ability to increase production quickly. In addition, delays in implementing restructuring projects, unexpected costs, unfavorable negotiations with works councils or matters involving third-party service providers, our failure to retain key employees, changes in governmental policies or regulatory matters, adverse market conditions, or failure to meet targeted improvements could change the timing or reduce the overall savings realized from the restructuring project.

The successful implementation and execution of our restructuring projects are critical to achieving our expected cost savings as well as effectively competing in the marketplace and positioning us for future growth. If our restructuring projects are not executed successfully, it could have a material adverse effect on our competitive position, business, financial condition, cash flow, and results of operations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results, prevent fraud, or maintain investor confidence.

Effective internal controls are necessary for us to provide reliable and accurate financial reports and effectively prevent fraud. We have devoted significant resources and time to comply with the internal control over financial reporting requirements of the Sarbanes-Oxley Act. In addition, Section 404 under the Sarbanes-Oxley Act requires that our auditors attest to the operating effectiveness of our controls over financial reporting. Our compliance with the annual internal control report requirement for each fiscal year will depend on the effectiveness of our financial reporting, data systems, and controls across our operating subsidiaries. Furthermore, an important part of our growth strategy has been, and will likely continue to be, the acquisition of complementary businesses, and we expect these systems and controls to become increasingly complex to the extent that we integrate acquisitions and our business grows. Likewise, the complexity of our transactions, systems, and controls may become more difficult to manage. In addition, new accounting standards may have a significant impact on our financial statements in future periods, requiring new or enhanced controls. We cannot be certain that we won’t experience deficiencies in the design, implementation, and maintenance of adequate controls over our financial processes and reporting in the future, especially for acquisition targets that may not have been required to be in compliance with Section 404 of the Sarbanes-Oxley Act at the date of acquisition.

Failure to implement new controls or enhancements to controls, difficulties encountered in control implementation or operation, or difficulties in the assimilation of acquired businesses into our control system could result in additional errors, material misstatements, or delays in our financial reporting obligations. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have an unfavorable effect on the trading price of our stock and our access to capital.

We may encounter strikes or other labor disruptions that could adversely affect our financial condition and results of operations.

We have significant operations throughout the world. In a number of countries outside the U.S., our employees are covered by collective bargaining agreements. As the result of various corporate or operational actions, which our management has undertaken or may be made in the future, we could encounter labor disruptions. These disruptions may be subject to local media coverage, which could damage our reputation. Additionally, the disruptions could delay our ability to meet customer orders and could adversely affect our results of operations. Any labor disruptions could also have an impact on our other employees. Employee morale and productivity could suffer, and we may lose valued employees whom we wish to retain.

We may not realize the expected benefits from strategic alliances, which could adversely affect our operations.

We have several strategic alliances with large, complex organizations and other companies with which we work to offer complementary products and services. There can be no assurance we will realize the expected benefits from these strategic alliances. If successful, these relationships may be mutually beneficial and result in shared growth. However, alliances carry an element of risk because, in most cases, we must both compete and collaborate with the same company from one market to the next. Should our strategic partnerships fail to perform, we could experience delays in research and development or experience other operational difficulties.

We are exposed to counterparty default risks with our financial institutions and insurance providers.

If one or more of the depository institutions in which we maintain significant cash balances were to fail, our ability to access these funds might be temporarily or permanently limited, and we could face material liquidity problems and financial losses.

The lenders of our 2018 credit facility consist of several participating financial institutions. Our revolving line of credit allows us to provide letters of credit in support of our obligations for customer contracts and provides additional liquidity. If our lenders were unable to honor their line of credit commitments due to the loss of a participating financial institution or other circumstance, we would need to seek alternative financing, which may not be under acceptable terms, and therefore could adversely impact our ability to successfully bid on future sales contracts and adversely impact our liquidity and ability to fund some of our internal initiatives or future acquisitions.

Risks related to our technology and intellectual property

If we are unable to adequately protect our intellectual property, we may need to expend significant resources to enforce our rights or suffer competitive injury.

While we believe our patents and other intellectual property have significant value, it is uncertain that this intellectual property or any intellectual property acquired or developed by us in the future will provide meaningful competitive advantages. There can be no assurance our patents or pending applications will not be challenged, invalidated, or circumvented by competitors or that rights granted thereunder will provide meaningful proprietary protection. Moreover, competitors may infringe our patents or successfully avoid them through design innovation. To combat infringement or unauthorized use of our intellectual property, we may need to commence litigation, which can be expensive and time-consuming. In addition, in an infringement proceeding a court may decide that a patent or other intellectual property right of ours is not valid or is unenforceable or may refuse to stop the other party from using the technology or other intellectual property right at issue on the grounds that it is non-infringing or the legal requirements for an injunction have not been met. Policing unauthorized use of our intellectual property is difficult and expensive, and we cannot provide assurance that we will be able to prevent misappropriation of our proprietary rights, particularly in countries that do not protect such rights in the same manner as in the United States.

We may face losses associated with alleged unauthorized use of third-party intellectual property.

We may be subject to claims or inquiries regarding alleged unauthorized use of a third-party’s intellectual property. An adverse outcome in any intellectual property litigation or negotiation could subject us to significant liabilities to third parties, require us to license technology or other intellectual property rights from others, require us to comply with injunctions to cease marketing or the use of certain products or brands, or require us to redesign, re-engineer, or rebrand certain products or packaging, any of which could affect our business, financial condition, and results of operations. If we are required to seek licenses under patents or other intellectual property rights of others, we may not be able to acquire these licenses at acceptable terms, if at all. In addition, the cost of responding to an intellectual property infringement claim, in terms of legal fees, expenses, and the diversion of management resources, whether or not the claim is valid, could have a material adverse effect on our business, financial condition, and results of operations.

If our products infringe the intellectual property rights of others, we may be required to indemnify our customers for any damages they suffer. We generally indemnify our customers with respect to infringement by our products of the proprietary rights of third parties. Third parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products.

If we are unable to protect our information technology infrastructure and network against data corruption, cyber-based attacks or network security incidents caused by unauthorized access, we could be exposed to an increase risk of customer liability and reputational damage.

We rely on various information technology systems to capture, process, store, and report data and interact with customers, vendors, and employees. Despite taking security steps to secure all information and transactions, our information technology systems, and those of our third-party providers, may be subject to corruption from cyber-attacks, or other network security incidents. Any unauthorized access to data could result in misappropriation of the data or disruption of operations. In addition, hardware, operating system software, software libraries, and applications that we procure from third parties may contain defects in design or manufacturing that could interfere with the operation of the systems. Misuse of internal applications; theft of intellectual property, trade secrets, or other corporate assets; and inappropriate disclosure of confidential or personal information could stem from such incidents.

In addition, an increasing number of our products and services connect to and are part of the IIoT, the Internet, and public cloud services. As such, the products and services we offer may involve the transmission of large amounts of sensitive and proprietary information over public and private communications networks, as well as the processing and storage of confidential and personal customer data. While we attempt to provide adequate security measures to safeguard our products and services, techniques used to gain unauthorized access to or to sabotage systems are constantly evolving and therefore may not be recognized until launched against a target. Unauthorized access, remnant data exposure, computer viruses, denial of service attacks, accidents, employee error or malfeasance, intentional misconduct by computer “hackers”, and other disruptions can occur. This can lead to gaps in infrastructure, hardware and software vulnerabilities, and security controls. The exposed or unprotected data can (i) interfere with the delivery of services to our customers, (ii) impede our customers’ ability to do business, or (iii) compromise the security of systems and data, which exposes information to unauthorized third-parties. Like many companies, we are the target of cyber-attacks of varying degrees on a regular basis. Although such cyber-attacks have not had a material adverse effect on our operating results, there can be no assurance of a similar result in future security incidents.

Security incidents that occur could expose us to an increased risk of lawsuits, loss of existing or potential customers, harm to our reputation and increases in our security costs. Depending on the jurisdiction, security incidents could trigger notice requirements to impacted individuals and regulatory investigations leading to penalties and increased reputational harm.

Any such operational disruption and/or misappropriation of information could result in lost sales, unfavorable publicity, product recalls or business delays and could have a material adverse effect on our business.

We rely on information technology systems that may fail to operate effectively, require upgrades and replacements or experience breaches.

Our industry requires the continued operation of sophisticated information technology systems and network infrastructures, which may be subject to disruptions arising from events that are beyond our control. We are dependent on information technology systems, including, but not limited to, networks, applications, and outsourced services. We continually enhance and implement new systems and processes throughout our global operations.

We offer managed services and software utilizing several data center facilities located worldwide. Any damage to, or failure of, these systems could result in interruptions in the services we provide to our utility customers. As we continue to add capacity to our existing and future data centers, we may move or transfer data. Despite precautions taken during this process, any delayed or unsuccessful data transfers may impair the delivery of our services to our utility customers. We also sell vending and pre-payment systems with security features that, if compromised, may lead to claims against us.

We have a primary enterprise resource planning (“ERP”) system that maintains sales and transactional information to facilitate processes. This system may require updates and upgrades periodically that could be expensive and time consuming undertakings. Successful upgrades and updates provide many benefits, while unsuccessful upgrades and updates may cost us significant time and resources.

The failure of these systems to operate effectively, problems with transitioning to upgraded or replacement systems, or a breach in security of these systems due to computer viruses, hacking, acts of terrorism, and other causes could materially and adversely affect our business, financial condition, and results of operations by harming our ability to accurately forecast sales demand, manage our supply chain and production facilities, achieve accuracy in the conversion of electronic data and records, and report financial and management information on a timely and accurate basis. In addition, due to the systemic internal control features within ERP systems, we may experience difficulties that could affect our internal control over financial reporting.

Financial and market risks

The alteration or discontinuation of LIBOR may adversely affect our borrowing costs.

Certain of our interest rate derivatives and a portion of our indebtedness bear interest at variable interest rates, primarily based on LIBOR, which is subject to regulatory guidance and/or reform that could cause interest rates under our current or future debt agreements to perform differently than in the past or cause other unanticipated consequences. In July 2017, the Chief Executive of the U.K. Financial Conduct Authority (“FCA”), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. However, on November 30, 2020, the ICE Benchmark Administration Limited announced its plan to extend the date that most U.S. LIBOR values would cease being computed and announced from December 31, 2021 to June 30, 2023. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed, and the timing of such discontinuation, modifications or other reforms to LIBOR is uncertain. At this time, it is not possible to predict the effect any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates will have on the Company. However, as LIBOR is expected to cease to exist in a future period, the Company’s borrowing costs may be adversely affected.

Disruption and turmoil in global credit and financial markets, which may be exacerbated by the inability of certain countries to continue to service their sovereign debt obligations, and the possible unfavorable implications of such events for the global economy, may unfavorably impact our business, liquidity, operating results, and financial condition.

The current economic conditions, including volatility in the availability of credit and foreign exchange rates and extended economic slowdowns, have contributed to the instability in some global credit and financial markets. Additionally, at-risk financial institutions in certain countries may, without forewarning, seize a portion of depositors’ account balances. The seized funds would be used to recapitalize the at-risk financial institution and would no longer be available for the depositors’ use. If such seizure were to occur at financial institutions where we have funds on deposit, it could have a significant impact on our overall liquidity. While the ultimate outcome of these events cannot be predicted, it is possible that such events may have an unfavorable impact on the global economy and our business, liquidity, operating results, and financial condition.

We have pension benefit obligations, which could have a material impact on our earnings, liabilities, and shareholders’ equity and could have significant adverse impacts in future periods.

We sponsor both funded and unfunded defined benefit pension plans for our international employees, primarily in Germany, France, Indonesia, India, and Italy. Our general funding policy for these qualified pension plans is to contribute amounts sufficient to satisfy regulatory funding standards of the respective countries for each plan.

The determination of pension plan expense, benefit obligation, and future contributions depends heavily on market factors such as the discount rate and the actual return on plan assets. We estimate pension plan expense, benefit obligation, and future contributions to these plans using assumptions with respect to these and other items. Changes to those assumptions could have a significant effect on future contributions as well as on our annual pension costs and/or result in a significant change to shareholders’ equity.

Legal and regulatory risks

Changes in tax laws, valuation allowances, and unanticipated tax liabilities could adversely affect our effective income tax rate and profitability.

We are subject to income tax in the United States and numerous foreign jurisdictions. Significant judgment is required in evaluating our tax positions and determining our provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. We establish reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves may be established when we believe that certain positions might be challenged despite our belief that our tax return positions are fully supportable. We adjust these reserves in light of changing facts and circumstances. The provision for income taxes includes the impact of reserve positions and changes to reserves that are considered appropriate, as well as valuation allowances when we determine it is more likely than not that a deferred tax asset cannot be realized. In addition, future changes in tax laws in the jurisdictions in which we operate could have a material impact on our effective income tax rate and profitability. We regularly assess these matters to determine the adequacy of our tax provision, which is subject to significant judgment.

The Organization for Economic Cooperation and Development guidance under the Base Erosion and Profit Shifting (BEPS) initiatives aim to minimize perceived tax abuses and modernize global tax policy. The Anti-Tax Avoidance Directives (ATAD), issued by the Council of the European Union, provides further recommendations for legislative changes under these tax policies. Additional recommendations will be forthcoming. More countries are beginning to implement legislative changes based on these BEPS recommendations and ATAD measures. The OECD has also proceeded with the advancement under Action 1 (“Addressing the Tax Challenges of the Digital Economy”) of the ‘BEPS 2.0 initiative’, which proposes further fundamental changes to the international tax system. This project includes a framework for providing taxing rights to jurisdictions based on the location of the consumer regardless of current physical presence of a company. There is also a second component that would implement a global minimum tax. While there is significant uncertainty around this proposal, including how it would be applied, if implemented, it could create an adverse effect on our tax position.

A significant number of our products are affected by the availability and regulation of radio spectrum and could be affected by interference with the radio spectrum that we use.

A significant number of our products use radio spectrum, which are subject to regulation by the U.S. Federal Communications Commission (FCC). The FCC may adopt changes to the rules for our licensed and unlicensed frequency bands that are incompatible with our business. In the past, the FCC has adopted changes to the requirements for equipment using radio spectrum, and it is possible that the FCC or the U.S. Congress will adopt additional changes.

Although radio licenses are generally required for radio stations, Part 15 of the FCC’s rules permits certain low-power radio devices (Part 15 devices) to operate on an unlicensed basis. Part 15 devices are designed for use on frequencies used by others. These other users may include licensed users, which have priority over Part 15 users. Part 15 devices cannot cause harmful interference to licensed users and must be designed to accept interference from licensed radio devices. In the United States, our smart metering solutions are typically Part 15 devices that transmit information to (and receive information from, if applicable) handheld, mobile, or fixed network systems pursuant to these rules.

We depend upon sufficient radio spectrum to be allocated by the FCC for our intended uses. As to the licensed frequencies, there is some risk that there may be insufficient available frequencies in some markets to sustain our planned operations. The unlicensed frequencies are available for a wide variety of uses and may not be entitled to protection from interference by other users who operate in accordance with FCC rules. The unlicensed frequencies are also often the subject of proposals to the FCC requesting a change in the rules under which such frequencies may be used. If the unlicensed frequencies become crowded to unacceptable levels, restrictive, or subject to changed rules governing their use, our business could be materially adversely affected.

We have committed, and will continue to commit, significant resources to the development of products that use particular radio frequencies. Action by the FCC could require modifications to our products. The inability to modify our products to meet such requirements, the possible delays in completing such modifications, and the cost of such modifications all could have a material adverse effect on our future business, financial condition, and results of operations.

Outside of the United States, certain of our products require the use of RF and are subject to regulations in those jurisdictions where we have deployed such equipment. In some jurisdictions, radio station licensees are generally required to operate a radio transmitter, and such licenses may be granted for a fixed term and must be periodically renewed. In other jurisdictions, the rules permit certain low power devices to operate on an unlicensed basis. Our smart metering solutions typically transmit to (and receive information from, if applicable) handheld, mobile, or fixed network reading devices in license-exempt bands pursuant to rules regulating such use. In Europe, we generally use the 169 megahertz (MHz), 433/4 MHz, and 868 MHz bands. In the rest of the world, we primarily use the 433/4 MHz, 920 MHz and 2.4000-2.4835 gigahertz (GHz) bands, as well as other local license-exempt bands. To the extent we introduce new products designed for use in the United States or another country into a new market, such products may require significant modification or redesign to meet frequency requirements and other regulatory specifications. In some countries, limitations on frequency availability or the cost of making necessary modifications may preclude us from selling our products in those jurisdictions. In addition, new consumer products may create interference with the performance of our products, which could lead to claims against us.

Changes in environmental regulations, violations of such regulations, or future environmental liabilities could cause us to incur significant costs and could adversely affect our operations.

Our business and our facilities are subject to numerous laws, regulations, and ordinances governing, among other things, the storage, discharge, handling, emission, generation, manufacture, disposal, remediation of and exposure to toxic or other hazardous substances, and certain waste products. Many of these environmental laws and regulations subject current or previous owners or operators of land to liability for the costs of investigation, removal, or remediation of hazardous materials. In addition, these laws and regulations typically impose liability regardless of whether the owner or operator knew of, or was responsible for, the presence of any hazardous materials and regardless of whether the actions that led to the presence were conducted in compliance with the law. In the ordinary course of our business, we use metals, solvents, and similar materials, which are stored on-site. The waste created by the use of these materials is transported off-site on a regular basis by unaffiliated waste haulers. Many environmental laws and regulations require generators of waste to take remedial actions at, or in relation to, the off-site disposal location even if the disposal was conducted in compliance with the law. The requirements of these laws and regulations are complex, change frequently, and could become more stringent in the future. Failure to comply with current or future environmental regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations, or other actions, which could materially and adversely affect our business, financial condition, and results of operations. There can be no assurance that a claim, investigation, or liability would not arise with respect to these activities or that the cost of complying with governmental regulations in the future, either for an individual claim or in aggregate of multiple claims, would not have a material adverse effect on us.

Our international sales and operations are subject to complex laws relating to foreign corrupt practices and anti-bribery laws, among many others, and a violation of, or change in, these laws could adversely affect our operations.

The U.S. Foreign Corrupt Practices Act requires U.S. companies to comply with an extensive legal framework to prevent bribery of foreign officials. The laws are complex and require that we closely monitor local practices of our overseas offices. The U.S. Department of Justice continues to heighten enforcement of these laws. In addition, other countries continue to implement similar laws that may have extra-territorial effect. In the United Kingdom, where we have operations, the U.K. Bribery Act imposes significant oversight obligations on us and could impact our operations outside the United Kingdom. The costs for complying with these and similar laws may be significant and could require significant management time and focus. Any violation of these or similar laws, intentional or unintentional, could result in fines and/or criminal penalties and have a material adverse effect on our business, financial condition, or results of operations. Further, we operate in some parts of the world that have experienced governmental corruption, and, in certain circumstances, local customs and practice might not be consistent with the requirements of anti-corruption laws. We remain subject to the risk that our employees, third party partners, or agents will engage in business practices that are prohibited by our policies and violate such laws and regulations.

Regulations related to “conflict minerals” may force us to incur additional expenses, may result in damage to our business reputation, and may adversely impact our ability to conduct our business.

The SEC has adopted rules regarding disclosure for companies that use certain minerals and derivative metals (referred to as “conflict minerals”, regardless of their actual country of origin) in their products. Some of these metals are commonly used in electronic equipment and devices, including our products. These requirements require companies to investigate, disclose and report whether such metals originated from the Democratic Republic of Congo or adjoining countries and required due diligence efforts. We may not be able to sufficiently verify the origins for all minerals used in our products, and our reputation may suffer if we determine that our products contain conflict minerals that are not determined to be conflict free or if we are unable to sufficiently verify the origins for all conflict minerals used in our products. At times, our customers also request or require that we confirm whether our products contain conflict-free minerals, and this may result in challenges in timely satisfying such customers’ requests, if at all. There are costs associated with complying with these disclosure requirements, including for diligence to determine the sources of conflict minerals used in our products and related components and other potential changes to products, processes or sources of supply as a consequence of such verification activities. Further interpretation and implementation of these rules could adversely affect the sourcing, supply, and pricing of materials used in our products.

Risks related to our common stock

Our common stock prices may be volatile, and the value of an investment in our common stock may decline.

An active, liquid and orderly market for our common stock may not be sustained, which could depress the trading price of our common stock. Our common stock has also been volatile, with our 52-week price range being at a low of $40.48 and a high of $122.31 per share. A variety of factors may have an effect on our stock price:

•	actual or anticipated fluctuations in our financial condition and results of operations;

•	changes in projected operational and financial results;

•	addition or loss of significant customers;

•	actual or anticipated changes in our growth rate relative to that of our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	announcements of technological innovations or new offerings by us or our competitors;

•	additions or departures of key personnel;

•	changes in laws or regulations applicable to our services;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	issuance of new or updated research or reports by securities analysts;

•	sales of our common stock by us or our shareholders;

•	stock price and volume fluctuations attributable to inconsistent trading volume levels of our shares; and

•	general economic and market conditions, including the impact of the COVID-19 pandemic on such conditions.

Furthermore, the stock markets in recent years have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of the equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies.

Future sales of our stock in the public market, or the issuance of stock upon conversion of the Convertible Notes, could cause our stock price to decline.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares for sale will have on the prevailing trading price of our common stock from time to time. There is currently no contractual restriction (from which we could be released, in whole or in part) on our ability to issue additional shares except as described under “Underwriting (Conflicts of Interest).” In addition, all of our outstanding shares are generally freely tradable, except for shares held by our directors and certain of our officers that are subject to the contractual restrictions described under “Underwriting (Conflicts of Interest)” (from which such directors and officers could be released, in whole or in part) and shares held by our “affiliates” as defined in Rule 144 under the Securities Act (which may be sold in compliance with the volume restrictions of Rule 144). Sales of a substantial number of shares of our common stock could cause the price of our common stock to decline. In addition, a substantial number of shares of our common stock will be reserved for issuance upon conversion of the Convertible Notes. We may in the future also issue shares of common stock for financings, acquisitions or equity incentives. If we issue additional shares of common stock in the future, such issuances would have a dilutive effect on the economic interest of our common stock.

We do not expect to pay any cash dividends for the foreseeable future.

You should not rely on an investment in our common stock to provide dividend income. Since the inception of our company, we have not declared or paid cash dividends. We intend to retain future earnings for the development of our business and do not anticipate paying cash dividends in the foreseeable future. In addition to the 2018 Credit Facility and the Existing Notes, any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock.

If securities analysts do not publish research or reports about our business or if they publish negative, or inaccurate, evaluations of our stock, the price of our stock and trading volume could decline.

The trading market for our common stock may be impacted, in part, by the research and reports that securities or industry analysts publish about us or our business. There can be no assurance that analysts will cover us, continue to cover us or provide favorable coverage. If one or more analysts downgrade our stock or change their opinion of our stock, our share price may decline. In addition, if one or more analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Anti-takeover provisions in our charter documents and under Washington law could make an acquisition of us more difficult, limit attempts by shareholders to replace or remove our management and adversely affect the market price of our common stock.

Provisions in our articles of incorporation and bylaws, as amended and restated, include a number of provisions that may have the effect of deterring takeovers or delaying or preventing changes in control or changes in our management that a shareholder might deem to be in his or her best interest. These include provisions that:

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authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of common stock may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future;

•	limit the ability of shareholders to raise matters at a meeting of shareholders without giving advance notice;

•	provide that directors may only be removed for cause;

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set the Superior Court of Spokane County of the State of Washington as the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to the Company or the Company’s shareholders, (c) any action asserting a claim against the Company arising under or pursuant to, or based on, any provision of the Washington Business Corporation Act or our Articles or Bylaws, or (d) any action asserting a claim against the Company governed by the internal affairs doctrine; and

•	provide for a classified Board of Directors, which will generally make it more difficult for shareholders to replace a majority of our Board of Directors.

Washington law, our articles of incorporation and bylaws, as amended and restated, limit the ability of shareholders from acting by written consent by requiring unanimous written consent for shareholder action to be effective. Similarly, state anti-takeover laws in the State of Washington related to corporate takeovers may prevent or delay a change of control of our company. These provisions may also have the effect of delaying or preventing a change in control of our company, even if this change in control would benefit our shareholders.

Risks related to our indebtedness and Concurrent Convertible Notes Offering

The amount and terms of our indebtedness, including from the Concurrent Convertible Notes Offering, could adversely affect our ability to raise additional capital to fund our operations and take advantage of new business opportunities and prevent us from meeting our obligations under our debt instruments, including the new notes.

As of December 31, 2020, after giving effect to this offering (assuming no exercise of the underwriters’ option to purchase additional shares), the Concurrent Convertible Notes Offering (assuming no exercise of the initial purchasers’ option to purchase additional Convertible Notes) and the uses of proceeds from these transactions as described under “Use of Proceeds,” we would have had approximately $600.0 million of debt outstanding and we would have had commitments available to be borrowed under the 2018 Credit Facility of $435.1 million (after giving effect to $64.9 million of outstanding letters of credit). After receiving lender commitments and satisfying certain other conditions to effect an incremental increase, the 2018 Credit Facility may be increased by an aggregate principal amount of $300.0 million plus an additional unlimited amount such that, after giving effect to such amount, we would be in compliance with a secured net leverage ratio of 2.75 to 1.00 (as defined in the 2018 Credit Facility).

Our substantial debt could have important consequences to us, including:

•	increasing our vulnerability to general economic and industry conditions;

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requiring a substantial portion of our cash flow used in operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our liquidity and our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates and corresponding increased interest expense, as borrowings under our 2018 Credit Facility bear variable rates of interest;

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reducing funds available for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes, due to the costs and expenses associated with such debt;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	limiting our ability to adjust to changing marketplace conditions and placing us at a competitive disadvantage compared to our competitors who have less debt; and

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a potential failure to comply with the financial and other restrictive covenants in our debt instruments, which, among other things, require us to maintain specified financial ratios that could, if not cured or waived, have a material adverse effect on our ability to fulfill our obligations under the notes and on our business and prospects generally.

In addition, the agreements that currently govern our 2018 Credit Facility and the Existing Notes impose significant operating and financial restrictions on us. As a result of these restrictions, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to capitalize on available business opportunities.

There are no assurances that we will maintain a level of liquidity sufficient to permit us to pay the principal, premium and interest on our indebtedness. In addition to competitive conditions in the industry in which we operate, our financial condition and operating performance are also subject to prevailing economic conditions and certain financial, business and other factors beyond our control.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations, which could cause us to default on our debt obligations and impair our liquidity. In the event of a default under any of our indebtedness, the holders of the defaulted debt could elect to declare all the funds borrowed to be due and payable, together with accrued and unpaid interest, which in turn could result in cross-defaults under our other indebtedness. The lenders under our 2018 Credit Facility could also elect to terminate their commitments thereunder and cease making further loans, and such lenders could institute foreclosure proceedings against their collateral, and we could be forced into bankruptcy or liquidation.

Despite our current level of indebtedness, we may be able to incur substantially more debt and enter into other transactions which could further exacerbate the risks to our financial condition described above.

We may be able to incur significant additional indebtedness in the future. Although the agreements that currently govern our 2018 Credit Facility and the Existing Notes and other debt instruments contain restrictions on the incurrence of additional indebtedness and entering into certain types of other transactions, these restrictions are subject to a number of qualifications and exceptions. Additional indebtedness incurred in compliance with these restrictions could be substantial. As of December 31, 2020, after giving effect to this offering (assuming no exercise of the underwriters’ option to purchase additional shares), the Concurrent Convertible Notes Offering (assuming no exercise of the initial purchasers’ option to purchase additional Convertible Notes) and the uses of proceeds from these transactions as described under “Use of Proceeds,” we would have had commitments available to be borrowed under the 2018 Credit Facility of $435.1 million (after giving effect to $64.9 million of outstanding letters of credit). After receiving lender commitments and satisfying certain other conditions to effect an incremental increase, the 2018 Credit Facility may be increased by an aggregate principal amount of $300.0 million plus an additional unlimited amount such that, after giving effect to such amount, we would be in compliance with a secured net leverage ratio of 2.75 to 1.00 (as defined in the 2018 Credit Facility). In addition, these restrictions in the agreements that currently govern our 2018 Credit Facility and the Existing Notes and other debt instruments do not prevent us from incurring obligations, such as certain trade payables, that do not constitute indebtedness as defined under our debt instruments. To the extent we incur additional indebtedness or other obligations, the risks described in the immediately preceding risk factor and others described herein may increase.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Our 2018 Credit Facility bears, and other indebtedness we may incur in the future may bear, interest at a variable rate. As a result, at any given time interest rates on the 2018 Credit Facility and any other variable rate debt could be higher or lower than current levels. As of December 31, 2020, after giving effect to this offering (assuming no exercise of the underwriters’ option to purchase additional shares), the Concurrent Convertible Notes Offering (assuming no exercise of the initial purchasers’ option to purchase additional Convertible Notes) and the uses of proceeds from these transactions as described under “Use of Proceeds,” we would have had approximately $200.0 million, or 33%, of our outstanding debt at variable interest rates and we would have had commitments available to be borrowed under the 2018 Credit Facility of $435.1 million (after giving effect to $64.9 million of outstanding letters of credit). After receiving lender commitments and satisfying certain other conditions to effect an incremental increase, the 2018 Credit Facility may be increased by an aggregate principal amount of $300.0 million plus an additional unlimited amount such that, after giving effect to such amount, we would be in compliance with a secured net leverage ratio of 2.75 to 1.00 (as defined in the 2018 Credit Facility). Any additional borrowings under the Revolving Credit Facility would also bear interest at variable interest rates. If interest rates increase, our debt service obligations on our variable rate indebtedness will increase even though the amount borrowed remains the same, and therefore net income and associated cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Any interest rate swaps or other derivate instruments that we may enter into from time to time may not fully mitigate our interest rate risk.

We may be unable to service our indebtedness, including the 2018 Credit Facility and the Convertible Notes.

Our ability to make scheduled payments on and to refinance our indebtedness, including the 2018 Credit Facility and the Convertible Notes, depends on and is subject to our financial and operating performance, which is influenced, in part, by general economic, financial, competitive, legislative, regulatory, counterparty business and other risks that are beyond our control, including the availability of financing in the U.S. banking and capital markets. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, including the new notes, to refinance our debt or to fund our other liquidity needs on commercially reasonable terms or at all.

If we are unable to meet our debt service obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, including the 2018 Credit Facility and the Convertible Notes, which could cause us to default on our debt obligations and impair our liquidity. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Even if refinancing indebtedness is available, any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations.

Moreover, in the event of a default under any of our indebtedness, including the 2018 Credit Facility and the Convertible Notes, the holders of the defaulted debt could elect to declare all the funds borrowed to be due and payable, together with accrued and unpaid interest, which in turn could result in cross defaults under our other indebtedness. The lenders under the 2018 Credit Facility could also elect to terminate their commitments thereunder and cease making further loans, and such lenders could institute foreclosure proceedings against their collateral, and we could be forced into bankruptcy or liquidation. If we breach our covenants under the agreements governing the 2018 Credit Facility and the Existing Notes, we would be in default thereunder. Such lenders or holders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The agreements governing the 2018 Credit Facility and the Existing Notes impose significant operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities.

The agreements governing the 2018 Credit Facility and the Existing Notes impose significant operating and financial restrictions on us. These restrictions will limit our ability and the ability of our subsidiaries to, among other things:

•	incur additional indebtedness (including guarantee obligations);

•	incur liens;

•	engage in mergers, consolidations and certain other fundamental changes;

•	dispose of assets;

•	make advances, investments and loans;

•	engage in sale and leaseback transactions;

•	engage in certain transactions with affiliates;

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enter into contractual arrangements that encumber or restrict the ability to (A) (i) pay dividends or make distributions, (ii) pay indebtedness, (iii) make loans or advances or (iv) sell, lease or transfer property, in each case to Itron and its subsidiaries, or (B) incur liens;

•	pay dividends, distributions and other payments in respect of capital stock, and repurchase or retire capital stock, warrants or options; and

•	amend the terms of the documents governing, or make payments prior to the scheduled maturity date of, certain other indebtedness.

In addition, the restrictive covenants in the credit agreement governing the 2018 Credit Facility require us to maintain specified total net leverage and interest coverage ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and we may be unable to meet them.

As a result of these restrictions, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and holders and/or amend the covenants.

Our failure to comply with the restrictive covenants described above as well as other terms of our indebtedness and/or the terms of any future indebtedness from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our results of operations and financial condition could be adversely affected.

The convertible note hedge and warrant transactions may affect the value of the Convertible Notes and our common stock.

In connection with the pricing of the Convertible Notes, we intend to enter into convertible note hedge transactions with one or more of the initial purchasers or their affiliates and/or other financial institutions, which we refer to as the “hedge counterparties.” We also intend to enter into warrant transactions with the hedge counterparties pursuant to which we will sell warrants for the purchase of our common stock. The convertible note hedge transactions are expected generally to reduce the potential dilution to our common stock upon any conversion of Convertible Notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes, as the case may be. The warrant transactions would separately have a dilutive effect to the extent that the market price per share of our common stock exceeds the strike price of any warrants unless, subject to the terms of the warrant transactions, we elect to cash settle the warrants. If the initial purchasers exercise their option to purchase additional Convertible Notes, we may enter into additional convertible note hedge transactions and additional warrant transactions relating to the additional Convertible Notes.

In connection with establishing their initial hedges of the convertible note hedge and warrant transactions, the hedge counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the Convertible Notes, and may unwind these various derivative transactions and purchase shares of our common stock in open market transactions shortly after the pricing of the Convertible Notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock at that time.

In addition, the hedge counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the Convertible Notes and prior to the maturity of the Convertible Notes (and are likely to do so during any observation period related to a conversion of Convertible Notes or following any repurchase of Convertible Notes by us in connection with any fundamental change repurchase date or otherwise). This activity could also cause or avoid an increase or a decrease in the market price of our common stock.

In addition, if any such convertible note hedge and warrant transactions fail to become effective, whether or not the Concurrent Convertible Notes Offering is completed, the hedge counterparties or their respective affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock.

The potential effect, if any, of these transactions and activities on the market price of our common stock or the Convertible Notes will depend in part on market conditions and cannot be ascertained at this time. Any of these activities could adversely affect the value of our common stock and the value of the Convertible Notes. We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of the Convertible Notes or our common stock. In addition, we do not make any representation that the hedge counterparties or their respective affiliates will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. See “Summary—Concurrent Convertible Notes Offering.”

We are subject to counterparty risk with respect to the convertible note hedge transactions.

The hedge counterparties are financial institutions or affiliates of financial institutions, and we will be subject to the risk that one or more of such hedge counterparties may default under the convertible note hedge transactions. Our exposure to the credit risk of the option counterparties will not be secured by any collateral. If any hedge counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at that time under the convertible note hedge transaction. Our exposure will depend on many factors but, generally, the increase in our exposure will be correlated to the increase in our common stock market price and in the volatility of the market price of our common stock. In addition, upon a default by the hedge counterparty, we may suffer adverse tax consequences and dilution with respect to our common stock. We can provide no assurance as to the financial stability or viability of any hedge counterparty.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $338.1 million (or approximately $388.9 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand, to repay outstanding term loan borrowings under the 2018 Credit Facility and to pay all fees and expenses related to this offering and such repayment.

If consummated, we estimate that we will receive net proceeds from the Concurrent Convertible Notes Offering of approximately $390.0 million (or $448.5 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting initial purchasers’ discounts and our estimated offering expenses. We intend to use a portion of the net proceeds from the Concurrent Convertible Notes Offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the sale of the warrants pursuant to the warrant transactions). We expect to use the remaining net proceeds from the Concurrent Convertible Notes Offering, together with cash on hand, to optionally redeem all our outstanding Existing Notes at a price equal to 102.5% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date and to pay all fees and expenses related to the Concurrent Convertible Notes Offering and the Redemption. The Redemption will be made solely pursuant to a redemption notice delivered pursuant to the indenture governing the Existing Notes, and nothing contained in this prospectus supplement constitutes a notice of redemption of our Existing Notes.

Certain of the underwriters and/or their affiliates are lenders under the term loan facility of our 2018 Credit Facility and will receive a portion of the proceeds from this offering to the extent such proceeds are used in the repayment of such term loans. In addition, certain of the underwriters and/or their affiliates are initial purchasers in the Concurrent Convertible Notes Offering and/or may hold a portion of our Existing Notes. Such underwriters or affiliates of the underwriters that hold such securities will receive a portion of the proceeds from the Concurrent Convertible Notes Offering to the extent such proceeds are used to fund the Redemption. See “Underwriting (Conflicts of Interest).”

Capitalization

The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2020:

•	on an actual basis;

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on an as adjusted basis to give effect to (i) the completion of this offering of common stock (assuming the underwriters’ option to purchase additional shares is not exercised), based on the public offering price of $90.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the use of the proceeds from this offering as described under “Use of Proceeds”; and (ii) the sale of the Convertible Notes in the Concurrent Convertible Notes Offering (assuming the initial purchasers in the Concurrent Convertible Notes Offering do not exercise their option to purchase additional Convertible Notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by us, and the use of the proceeds from the Concurrent Convertible Notes Offering as described under “Use of Proceeds.”

We cannot assure you that the Concurrent Convertible Notes Offering will be consummated on its proposed terms or at all. The closing of this offering is not conditioned upon the closing of the Concurrent Convertible Notes Offering, and the closing of the Concurrent Convertible Notes Offering is not conditioned upon the closing of this offering. See “Summary—Concurrent Convertible Notes Offering.”

You should read this table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, incorporated by reference herein.

	December 31, 2020
	Actual	As adjusted
	(in thousands, except share and per share amounts)
Cash and cash equivalents	$206,933	$149,938

Debt:
2018 Credit Facility(1)	$536,094	$200,000
5.00% senior notes due 2026	400,000	—
0.0% Convertible senior notes due 2026 offered concurrently herewith(2)	—	400,000

Total debt	$936,094	$600,000

Shareholders’ equity:
Preferred stock, no par value; 10,000 shares authorized; no shares issued and outstanding	—
Common stock, no par value; 75,000 shares authorized; 40,444 and 39,941 shares issued and outstanding	1,389,419	1,739,419
Accumulated other comprehensive loss, net	(138,526)	(138,526)
Accumulated deficit	(434,345)	(434,345)

Total shareholders’ equity(3)	816,548	1,166,548

Total capitalization	$1,752,642	$1,766,548

(1)

As of December 31, 2020, on an as adjusted basis, we would have had commitments available to be borrowed under the 2018 Credit Facility of $435.1 million (after giving effect to $64.9 million of outstanding letters of credit). After receiving lender commitments and satisfying certain other conditions to effect an incremental increase, the 2018 Credit Facility may be increased by an aggregate principal amount of $300.0 million plus an additional unlimited amount such that, after giving effect to such amount, we would be in compliance with a secured net leverage ratio of 2.75 to 1.00 (as defined in the 2018 Credit Facility).

(2)	The Company plans to early adopt the amendments under the Financial Accounting Standards Board accounting standards update 2020-06 “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which amends Accounting Standards Codification 470-20 by reducing the number of accounting models for convertible instruments and limiting instances of separate accounting for the debt and equity or a derivative component of the convertible debt instruments. ASU 2020-06 will no longer allow the use of the treasury stock method for convertible instruments for purposes of calculating diluted earnings per share and instead require application of the “if-converted” method. Under that method, diluted earnings per share will generally be calculated assuming that all the Convertible Notes were converted solely into shares of common stock at the beginning of the reporting period, unless the result would be anti-dilutive, which could adversely affect our diluted earnings per share. However, if the principal amount of the convertible debt instrument being converted is required to be paid in cash and only the excess is permitted to be settled in shares, the if-converted method will produce a similar result as the treasury stock method prior to the adoption of ASU 2020-06 for such convertible debt instrument.

(3)	As adjusted total shareholders’ equity do not reflect non-recurring expenses we expect to incur in connection with this offering or the Concurrent Convertible Notes Offering, including fees and other transaction-related costs that will not be capitalized.

The number of shares of our common stock to be outstanding after the closing of this offering is based on 40,443,991 shares of our common stock outstanding as of December 31, 2020 and excludes:

•	268,101 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2020, at a weighted-average exercise price of $51.85 per share;

•	544,056 shares of common stock issuable upon the vesting of restricted stock units outstanding as of December 31, 2020;

•	5,597,418 shares of common stock reserved for future issuance under our Second Amended and Restated 2010 Equity Incentive Plan (our “2010 Plan”), as of December 31, 2020;

•	178,159 shares of common stock reserved for future issuance under our Amended and Restated 2012 Employee Stock Purchase Plan (our “ESPP”), as of December 31, 2020; and

•

shares of common stock issuable upon conversion of the Convertible Notes and upon exercise of the warrants to be sold pursuant to the warrant transactions to be entered into in connection with the Concurrent Convertible Notes Offering.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase and, in certain instances, holding of our common stock by (i) employee benefit plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans described in Section 4975 of the Code which are subject to Section 4975 of the Code (including an individual retirement account (“IRA”) and a Keogh plan) or provisions under other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” (within the meaning of regulations issued by the U.S. Department of Labor, set forth in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA of any such plan, account or arrangement (each of the foregoing described in clause (i), (ii) and (iii) referred to herein as a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

When considering an investment in our common stock with the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any applicable Similar Laws.

Plan fiduciaries should consider the fact that none of the issuer, an underwriter or certain of the issuer’s or underwriter’s affiliates (the “Transaction Parties”) is acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase our common stock in connection with the initial offer and sale. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to such decision to purchase our common stock.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 406 of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and may result in the disqualification of an IRA. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code.

The acquisition of our common stock by a Covered Plan with respect to which the Transaction Parties are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, our common stock should not be purchased by any Covered Plan, unless such purchase will not constitute a non-exempt prohibited transaction under ERISA and/or the Code.

Government plans, foreign plans and certain church plans, while not subject to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such Plans should consult with their counsel before acquiring shares of our common stock.

Representation

Accordingly, by its acceptance of our common stock, each purchaser will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser to acquire our common stock constitute assets of any Plan or (ii) the acquisition of our common stock by such purchaser will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Law and whether an exemption would be required. Neither this discussion nor anything provided in this prospectus is, or is intended to be, investment advice directed at any potential Plan purchasers, or at Plan purchasers generally, and such purchasers of our common stock should consult and rely on their own counsel and advisers as to whether an investment in our common stock is suitable for the Plan.

Material U.S. federal income tax considerations

The following is a summary of material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the ownership and disposition of shares of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below.

This summary is limited to investors who will hold shares of our common stock as a capital asset (generally property held for investment). This summary does not address all aspects of U.S. federal income taxation related to the ownership and disposition of the shares of our common stock and does not deal with all tax consequences that may be relevant to investors in light of their personal circumstances or particular situations, such as:

•

investors who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax exempt entities, insurance companies, persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code, and traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•	persons holding shares of our common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	investors in pass-through entities holding shares of our common stock;

•	certain former citizens or residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons that own, or are deemed to own, more than 5% of our capital stock; and

•	persons subject to the potential application of the alternative minimum tax, or Medicare tax on net investment income.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of common stock and partners in such partnerships should consult their tax advisors.

This discussion does not address any U.S. estate tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction.

This summary is not binding on the IRS. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS would not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court.

Investors considering the purchase of shares of our common stock should consult their tax advisors concerning the U.S. federal income tax consequences to them in light of their own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Non-U.S. holder defined

For purposes of this discussion, a Non-U.S. Holder is any holder (other than a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not (a) a U.S. citizen or U.S. resident, (b) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on our common stock

Distributions made on our common stock generally will constitute dividends for U.S. tax purposes to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits generally will be treated as a return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock (which treatment is discussed below under “—Sale, Exchange or Other Taxable Disposition of Shares of our common stock”).

Any dividends paid to a Non-U.S. Holder with respect to the shares of our common stock will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder under the terms of such treaty, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

In order to claim the benefit of an applicable treaty rate or for effectively connected income to be exempt from withholding, a Non-U.S. Holder must provide a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that a dividend paid on our common stock is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

Sale, exchange or other taxable disposition of shares of our common stock

Subject to the discussions below concerning backup withholding and FATCA, gain realized by a Non-U.S. Holder on the sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder under the terms of such treaty);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of common stock. Although there can be no assurance, we believe that we are not, and we do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

If a Non-U.S. Holder is described in the first bullet point above, such Non-U.S. Holder will be subject to tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates and in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax at a rate of 30% of its effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. If a Non-U.S. Holder is an individual described in the second bullet point above, such Non-U.S. Holder will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which may be offset by U.S. source capital losses, even though such Non-U.S. Holder is not considered a resident of the United States.

Backup withholding and information reporting

Generally, we must report annually to the IRS the amount of dividends paid to Non-U.S. Holders and the amount of tax withheld, if any, with respect to such payment. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of dividends that we make, provided that the certification described above in “—Distributions on our common stock” has been received and we (or another applicable withholding agent) do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient.

A Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification described above has been received, and we (or another applicable withholding agent) do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, who is not an exempt recipient, or the Non-U.S. Holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

FATCA

Provisions of the Code commonly known as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on payments of dividends on our common stock, and (subject to the proposed Treasury regulations discussed below) gross proceeds from the sale or other disposition of our common stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise exempt from FATCA. An intergovernmental agreement between the United States and an applicable foreign country may modify this regime. Proposed Treasury regulations eliminate withholding under FATCA on payments of gross proceeds. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued, but such Treasury regulations are subject to change.

If withholding under FATCA is required on any payment related to our common stock, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS.

Investors are encouraged to consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

Underwriting (conflicts of interest)

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC is acting as book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC	2,333,334
Wells Fargo Securities, LLC	777,779
Robert W. Baird & Co. Incorporated	194,444
Cowen & Co. LLC	194,444
Raymond James & Associates, Inc.	194,444
Stephens Inc.	194,444

Total	3,888,889

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.755 per share. After the initial offering of the shares of our common stock to the public, if all of the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 583,333 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $2.925 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$2.925	$2.925
Total	$11,375,000.325	$13,081,249.35

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000.

A prospectus supplement in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 60 days after the date of this prospectus supplement, other than (A) the shares of our common stock to be sold in this offering, (B) the Convertible Notes in the Concurrent Convertible Notes Offering and any shares of our common stock issuable upon conversion of the Convertible Notes and (C) the entrance into and performance of any obligations under the convertible note hedge and warrant transactions, including the issuance of any shares of common stock pursuant to the exercise and settlement or termination thereof.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units (“RSUs”) (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus supplement; (ii) grants of stock options, stock awards, restricted stock, RSUs or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus supplement; provided that such recipients enter into a lock-up agreement with the underwriters; or (iii) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus supplement or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

Our directors and executive officers, and certain of our significant shareholders (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 60 days after the date of this prospectus supplement (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes; (ii) by will or intestacy; (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member; (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv); (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to members or stockholders of the lock-up party; (vii) by operation of law; (viii) to us from an employee upon death, disability or termination of employment of such employee; (ix) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering; (x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments; or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all shareholders involving a change in control; provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in in this prospectus supplement; provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock; provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act; provided that such plan does not provide for the transfer of lock-up securities during the restricted period.

J.P. Morgan Securities LLC, in its sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

Record holders of our securities are typically the parties to the lock-up agreements with the underwriters and the market standoff agreements with us referred to above, while holders of beneficial interests in our shares who are not also record holders in respect of such shares are not typically subject to any such agreements or other similar restrictions. Accordingly, we believe that certain holders of beneficial interests who are not record holders and are not bound by market standoff or lock-up agreements could enter into transactions with respect to those beneficial interests that negatively impact our stock price. In addition, a shareholder who is subject to neither a market standoff agreement with us nor a lock-up agreement with the underwriters may be able to sell, short sell, transfer, hedge, pledge, lend or otherwise dispose of or attempt to sell short sell, transfer, hedge, pledge, lend or otherwise dispose of, their equity interests at any time after the closing of this offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed/quoted on the NASDAQ Global Select Market under the symbol “ITRI”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the NASDAQ Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NASDAQ Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Conflicts of interest

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, is the administrative agent under the 2018 Credit Facility and certain of the underwriters and/or their affiliates are lenders under the 2018 Credit Facility. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Underwriters and/or affiliates of the underwriters that are lenders under the term loan facility of our 2018 Credit Facility will receive a portion of the proceeds from this offering to the extent such proceeds are used in the repayment of such term loans. Because more than 5% of the net proceeds of this offering are intended to be paid to such underwriters and/or such affiliates of the underwriters, in their capacities as lenders under the term loan facility of our 2018 Credit Facility, this offering is being made in compliance with FINRA Rule 5121. Since the common stock being offered hereby has a bona fide public market, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering. Certain of the underwriters will not make sales to discretionary accounts without the prior written consent of the customer.

In addition, certain of the underwriters and/or their affiliates are initial purchasers in the Concurrent Convertible Notes Offering and/or may hold a portion of our Existing Notes. Such underwriters or affiliates of the underwriters that hold such securities will receive a portion of the proceeds from the Concurrent Convertible Notes Offering to the extent such proceeds are used to fund the Redemption.

Selling restrictions

Prohibition of sales to EEA retail investors

In relation to each Member State of the European Economic Area (each, a “Relevant State”), an offer to the public of any shares of common stock may not be made in that Relevant State, except that an offer to the public in that Relevant State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a “qualified investor” as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the Prospectus Regulation), per Relevant State, subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of shares of common stock shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the underwriters and the Company that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation. The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Prohibition of sales to UK retail investors

An offer to the public of any shares of common stock may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares of common stock may be made at any time under the following exemptions under the UK Prospectus Regulation:

(a) to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”);

provided that no such offer of shares of common stock shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the underwriters and the Company that it is a qualified investor within the meaning of Article 2(e) of the UK Prospectus Regulation. The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Additional notice to prospective investors in the United Kingdom

In the United Kingdom, this prospectus supplement and any other material in relation to the shares of common stock described herein are being distributed only to, and are directed only at, persons who are “qualified investors “ (as defined in the UK Prospectus Regulation ) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons.” In the United Kingdom, the shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares of common stock will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents. The shares of common stock are not being offered to the public in the United Kingdom.

Notice to prospective investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal matters

The validity of the shares of common stock offered by this prospectus supplement will be passed upon by Perkins Coie LLP, Seattle, Washington. Certain legal matters relating to the offering of the shares of common stock will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The financial statements incorporated in this prospectus supplement and accompanying prospectus by reference from the Annual Report on Form 10-K of Itron, Inc., and the effectiveness of Itron, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly, and special reports, as well as registration and proxy statements and other information, with the SEC. Our SEC filings are available free of charge over the Internet at the SEC’s web site at www.sec.gov. Our filings with the SEC are also available free of charge on our website at www.itron.com. The information on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

Incorporation of documents by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents where the information resides. The information we incorporate by reference is considered a part of this prospectus supplement, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus supplement (other than information “furnished” under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K or otherwise “furnished” to the SEC, unless otherwise stated) until any offering made by this prospectus supplement is completed or terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 24, 2021;

•	Our Current Report on Form 8-K filed on January 12, 2021;

•

The description of our common stock as set forth in our registration statement on Form 8-A, which was filed on September 18, 1993, as amended by description of our common stock contained in Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2020, and as amended by any subsequent amendment or any report filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our investor relations department at our principal offices, which are located at 2111 N. Molter Road, Liberty Lake, Washington, 99019, and our telephone number is (509) 924-9900.

PROSPECTUS

Itron, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts

Units

We may, from time to time, offer to sell the securities described in this prospectus in one or more offerings. We refer to our common stock, preferred stock, debt securities, warrants, purchase contracts and units collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for our other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms that will be determined at the time the securities are offered as set forth in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

We or any selling securityholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms and conditions of any securities to be offered, including their offering prices and the plan of distribution for any particular offering, will be described in a supplement to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “ITRI.” On March 5, 2021, the last reported sales price of our common stock on the Nasdaq Global Select Market was $110.92 per share.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus, and any applicable prospectus supplement, and in the documents which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 8, 2021

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using the “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act. By using a shelf registration statement, we and/or certain selling security holders may offer and sell, from time to time, in one or more offerings, the securities described in this prospectus. No limit exists on the aggregate amount of the securities we may sell pursuant to the Registration Statement. This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. If information varies between this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than their respective dates.

We urge you to read carefully both this prospectus and the applicable prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information” and “Information Incorporated By Reference” before deciding whether to invest in any of the securities being offered.

Unless the context otherwise indicates, references in this prospectus to “Itron,” “we,” “us” and “our” are to Itron, Inc. and its subsidiaries. The term “you” refers to a prospective investor.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports, as well as registration and proxy statements and other information, with the SEC. Our SEC filings are available free of charge over the Internet at the SEC’s web site at www.sec.gov. Our filings with the SEC are also available free of charge on our website at www.itron.com. The information on our website is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents where the information resides. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus (other than information “furnished” under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K or otherwise “furnished” to the SEC, unless otherwise stated) until any offering made by this prospectus is completed or terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 24, 2021;

•	Our Current Report on Form 8-K filed on January 12, 2021;

•

The description of our common stock as set forth in our registration statement on Form 8-A, which was filed on September  18, 1993, as amended by description of our common stock contained in Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2020, and as amended by any subsequent amendment or any report filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our investor relations department at our principal offices, which are located at 2111 N. Molter Road, Liberty Lake, Washington, 99019, and our telephone number is (509) 924-9900.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus, in any prospectus supplement, in the documents incorporated by reference and in some of our other public statements contain “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Generally, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “will continue,” or the negative of those terms, or comparable terminology.

Any or all of our forward-looking statements in this prospectus, in any prospectus supplement, in the documents incorporated by reference and in any other public statements we make may turn out to be inaccurate due to important factors such as those contained in documents we have filed with the SEC, including, but not limited to, those in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the documents incorporated by reference herein, and the section entitled “Risk Factors” of this prospectus and any accompanying prospectus supplement. Forward-looking statements reflect our current expectations or forecasts of future events or results and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Accordingly, no forward-looking statement can be guaranteed and future events and actual or suggested results may differ materially.

We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you should not rely on the forward-looking statements as representing our views as of any date subsequent to the date such statement was made. You are advised, however, to consult any further disclosures we make in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as in any prospectus supplement relating to this prospectus and other public filings with the SEC.

ITRON, INC.

Itron is a leader in the Industrial Internet of Things (IIoT), enabling utilities and cities to safely, securely and reliably deliver critical infrastructure solutions to communities in more than 100 countries. Our proven platform enables smart networks, software, services, devices and sensors to help our customers better manage their operations in the energy, water, and smart city spaces. We are among the leading technology and services companies offering end-to-end device solutions, networked solutions, and outcomes-based products and services to the utility and municipal sectors. Our comprehensive offerings measure, monitor, and provide data analytics and services that enable utilities and municipalities to manage their critical resources responsibly and efficiently.

We have over 40 years of experience supporting utilities and municipalities in the management of their data and critical infrastructure needs and we have delivered continuous innovation to help drive the industry forward. Incorporated in 1977 with a focus on meter reading services and technology, we entered the electricity meter manufacturing business with the acquisition of Schlumberger Electricity Metering in 2004. In 2007, we expanded our presence in global meter manufacturing and systems with the acquisition of Actaris Metering Systems SA. In 2017, we completed our acquisition of Comverge by purchasing the stock of its parent, Peak Holding Corp. (Comverge), which enabled us to offer integrated cloud-based demand response, energy efficiency, and customer engagement solutions. In 2018, we strengthened our ability to deliver a broader set of solutions and to increase the pace of growth and innovation in the utility, smart city, and broader IIoT markets with the acquisition of Silver Spring Networks, Inc. (SSNI). Looking forward, we will continue to innovate and support open standards and maintain a device- and transport-agnostic platform that enables our customers to meet their immediate needs either directly or via our eco-system of over 250 partners. With a networked footprint of over 200 million connected devices, we will continue to develop more applications, new opportunities, and enhanced outcomes for our customers in the future.

Our principal executive offices are located at 2111 N. Molter Road, Liberty Lake, Washington 99019. Our phone number is (509) 924-9900. We maintain an Internet website at www.itron.com. Information contained on our website is not incorporated by reference in this prospectus and you should not consider information contained on our website as part of this prospectus or any applicable prospectus supplement.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are included or incorporated by reference in this prospectus and any applicable prospectus supplement. See “Where You Can Find More Information” and “Information Incorporated By Reference.” Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently or at the time of any offering of securities deem immaterial may also materially adversely affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds received by us from the sale of any securities offered by us under this prospectus for general corporate purposes, which may include, among others, repayment or refinancing of debt, acquisitions, working capital, capital expenditures, and repurchases or redemptions of securities. We will retain broad discretion over the allocation of net proceeds from the sale of any securities offered by us, and net proceeds may be temporarily invested prior to use. We will not receive the net proceeds of any sales by selling security holders.

SELLING SECURITYHOLDERS

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act, which are incorporated by reference.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our Amended and Restated Articles of Incorporation (“Articles”), our Amended and Restated Bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Articles and Bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our Articles and Bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Authorized Capital Stock

Under the Articles, the Company’s authorized capital stock consists of 75,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock, without par value.

Common Stock

Common Stock Outstanding. The outstanding shares of the Company’s common stock are duly authorized, validly issued, fully paid and nonassessable. The Company’s common stock is listed and principally traded on the Nasdaq Global Select Market under the ticker symbol “ITRI.”

Dividend Rights. Subject to the prior or preferential rights of holders of our preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Voting Rights. Each share of our common stock entitles its holder to one vote on all matters voted on by the shareholders, including the election of directors. We have not provided for cumulative voting for the election of directors in our Articles.

Right to Receive Liquidation Distributions. Subject to the prior or preferential rights of holders of our preferred stock outstanding at the time, in the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders.

Rights and Preferences. Holders of our common stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our Board of Directors has the authority, without further action by our shareholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock by us could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock by us could have the effect of delaying, deferring, or preventing a change in control of our company or other corporate action. No shares of preferred stock are outstanding, and we have no present plan to issue any shares of preferred stock.

Anti-Takeover Provisions

Certain provisions of our Articles and Bylaws could have the effect of delaying, deferring or preventing a change of control of our company without further action by our shareholders and may adversely affect the voting and other rights of the holders of common stock. For example, our Articles and Bylaws include provisions that:

•

authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of common stock may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future;

•	limit the ability of shareholders to raise matters at a meeting of shareholders without giving advance notice;

•	provide that directors may only be removed for cause;

•

set the Superior Court of Spokane County of the State of Washington as the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to the Company or the Company’s shareholders, (c) any action asserting a claim against the Company arising under or pursuant to, or based on, any provision of the Washington Business Corporation Act or our Articles or Bylaws, or (d) any action asserting a claim against the Company governed by the internal affairs doctrine; and

•	provide for a classified Board of Directors, which will generally make it more difficult for shareholders to replace a majority of our Board of Directors.

Washington law, our Articles and Bylaws limit the ability of shareholders from acting by written consent by requiring unanimous written consent for shareholder action to be effective. Similarly, state anti-takeover laws in the State of Washington related to corporate takeovers may prevent or delay a change of control of our Company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ITRI.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time under this prospectus. We will set forth in an accompanying prospectus supplement a description of the debt securities that may be offered under this prospectus. The debt securities will be issued under one or more indentures, which may include existing indentures. The applicable prospectus supplement and other offering material relating to such offering will describe the specific terms relating to the series of debt securities being offered, including a description of the material terms of the indenture (and any supplemental indentures) governing such series. These terms may include the following:

•	the title of the series of the offered debt securities;

•	the price or prices at which the offered debt securities will be issued;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the date or dates on which the principal of the offered debt securities will be payable;

•

the rate or rates (which may be fixed or variable) per year at which the offered debt securities will bear interest, if any, or the method of determining the rate or rates and the date or dates from which interest, if any, will accrue;

•

if the amount of principal, premium or interest with respect to the offered debt securities of the series may be determined with reference to another security, an index or pursuant to a formula, the manner in which these amounts will be determined;

•	the date or dates on which interest, if any, on the offered debt securities will be payable and the regular record dates for the payment thereof;

•

the place or places, if any, in addition to or instead of the corporate trust office of the trustee, where the principal, premium and interest with respect to the offered debt securities will be payable;

•

the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, pursuant to optional redemption provisions;

•

the terms on which we would be required to redeem or purchase the offered debt securities pursuant to any sinking fund or similar provision or upon the occurrence of any change of control or in connection with any asset sale or other event, and the period or periods within which, the price or prices at which and the terms and conditions on which the offered debt securities will be so redeemed and purchased, in whole or in part;

•	the denominations in which the offered debt securities will be issued;

•

the form of the offered debt securities and whether the offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	the portion of the principal amount of the offered debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount;

•

if other than U.S. dollars, the currency or currencies in which the offered debt securities will be denominated and payable, and the holders’ rights, if any, to elect payment in a foreign currency or a foreign currency unit other than that in which the offered debt securities are otherwise payable;

•	whether the offered debt securities will be issued with guarantees and, if so, the terms of any guarantee of the payment of principal and interest with respect to the offered debt securities;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

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whether the offered debt securities will be convertible or exchangeable into other securities, and if so, the terms and conditions upon which the offered debt securities will be convertible or exchangeable;

•	whether the offered debt securities will be senior or subordinated debt securities;

•	whether the offered debt securities will be secured;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the offered debt securities; and

•	any other specific terms of the offered debt securities.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock, preferred stock or other securities. Warrants may be issued independently or together with debt securities, common stock, preferred stock or other securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The summary of the terms of the warrants contained in this prospectus is not complete and is subject to, and is qualified in its entirety to, all provisions of the applicable warrant agreement.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

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the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are to be sold separately or with other securities as parts of units;

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whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities, preferred stock, or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, preferred stock, or common stock will be separately transferable;

•	the number of shares of preferred stock or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities, shares of common stock or preferred stock, or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts. The summary of the terms of the purchase contracts contained in this prospectus is not complete and is subject to, and is qualified in its entirety by, all provisions of the applicable purchase contracts.

The prospectus supplement related to any particular purchase contracts will describe, among other things, the material terms of the purchase contracts and of the securities being sold pursuant to such purchase contracts, a discussion, if appropriate, of any special U.S. federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date or other specific circumstances occur. The summary of the terms of the units contained in this prospectus is not complete and is subject to, and is qualified in its entirety by, all provisions of the applicable unit agreements.

Any prospectus supplement related to any particular units will describe, among other things:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if appropriate, any special U.S. federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

The applicable provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities,” “Description of Warrants” and “Description of Purchase Contracts,” will apply to each unit and to each security included in each unit, respectively.

PLAN OF DISTRIBUTION

We and/or any selling security holder may sell the securities being offered hereby:

•	directly to one or more purchasers;

•	through agents;

•	through dealers;

•	through underwriters;

•	through a combination of any of the above methods of sale; or

•	through any other methods described in a prospectus supplement.

We will identify the specific plan of distribution, including any direct purchasers, agents, dealers, underwriters and, if applicable, their compensation, the purchase price, the net proceeds to us, the public offering price, and any discounts or concessions allowed or reallowed or paid to dealers, in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the Nasdaq Global Select Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us and/or any selling security holder or from the purchasers of the securities.

We may also make sales of our common stock in transactions that are deemed to be “at the market offerings,” as defined in Rule 415(a)(4) under the Securities Act, including sales made by means of ordinary brokers’ transactions on the Nasdaq Global Select Market at market prices, or otherwise as agreed between us and one or more underwriters, dealers or agents. If we engage in such transactions, we will do so pursuant to the terms of a distribution agreement between us and the underwriters, dealers or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters, dealers or agents, which may act on an agency basis or on a principal basis. During the term of any such distribution agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters, dealers or agent. The distribution agreement may provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our securities. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters, dealers or agents may agree to solicit offers to purchase, blocks of our common stock. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. To the extent that any named underwriter, dealer or agent acts as principal pursuant to the terms of a distribution agreement, or if we offer to sell shares of our common stock through another dealer acting as underwriter, then such named underwriter may engage in certain transactions that stabilize, maintain or otherwise affect the price of our common stock. We will describe any such activities in the prospectus supplement relating to the transaction. To the extent that any named dealer or agent acts as agent on a best efforts basis pursuant to the terms of a distribution agreement, such dealer or agent will not engage in any such stabilization transactions.

Offers to purchase the securities may be solicited directly by us and/or any selling security holder or by agents designated by us from time to time. We will, in the prospectus supplement relating to an offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we and/or any selling security holder will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

If an underwriter or underwriters are utilized in the sale, we and/or any selling security holder will execute an underwriting agreement with the underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.

We and/or any selling security holder may directly solicit offers to purchase the securities and we and/or any selling security holder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us and/or any selling security holder, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Any selling security holder also may resell all or a portion of our securities that such selling security holder owns in open market transactions in reliance upon Rule 144 under the Securities Act provided such selling security holder meets the criteria and conforms to the requirements of Rule 144.

We will not receive any of the proceeds from the sale of securities by selling security holders.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities offered by this prospectus will be passed upon for us by Perkins Coie LLP, Seattle, Washington. Counsel representing any underwriters, agents or dealers will be named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Annual Report on Form 10-K of Itron, Inc., and the effectiveness of Itron, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

3,888,889 Shares

Itron, Inc.

Common stock

Prospectus supplement

Joint book-running managers

J.P. Morgan	Wells Fargo Securities

Co-managers

Baird	Cowen	Raymond James	Stephens Inc.